Exhibit 2.1

Execution Version

MERGER AGREEMENT

dated

September 3, 2024

by and between

Medera Inc.,

and

Keen Vision Acquisition Corporation

i

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Exhibit A	–	Form of Company Support Agreement
Exhibit B	–	Form of Sponsor Support Agreement
Exhibit C	–	Form of Registration Rights Agreement
Exhibit D	–	Form of Lock-up Agreement
Exhibit E	–	Form of Reincorporation Merger Surviving Company Memorandum and Articles
Exhibit F	–	Form of BVI Plan of Merger and BVI Articles of Merger
Exhibit G	–	Form of Cayman Plan of Reincorporation Merger
Exhibit H	–	Form of Cayman Plan of Acquisition Merger

MERGER AGREEMENT

MERGER AGREEMENT dated as of September 3, 2024 (this “Agreement”), by and between Medera Inc., a Cayman Islands exempted company (the “Company”) and Keen Vision Acquisition Corporation, a British Virgin Islands business company limited by shares (“Parent”). Parent and the Company are sometimes referred to herein as a “Party” or collectively as the “Parties”.

W I T N E S E T H:

A. The Company is a clinical stage company focusing on the development of next-generation therapeutics for difficult-to-treat and incurable diseases (the “Business”);

B. Parent is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities;

C. As soon as practicable after the date hereof, Parent will incorporate a Cayman Islands exempted company (“Acquirer”) to be a direct wholly-owned subsidiary of Parent for the purpose of the merger of Parent with and into Acquirer (the “Reincorporation Merger”), in which Acquirer will be the surviving entity; and as soon as practicable upon its incorporation, Acquirer shall execute a joinder to this Agreement which shall evidence its agreement to be bound by the terms of this Agreement;

D. Acquirer upon its incorporation will form a Cayman Islands exempted company to be a direct wholly-owned subsidiary of Acquirer (“Merger Sub”, together with Parent and Acquirer, the “Parent Parties” and each a “Parent Party”) for the purpose of effectuating the Acquisition Merger (as defined below); and as soon as practicable upon its formation, Merger Sub shall execute a joinder to this Agreement which shall evidence its agreement to be bound by the terms of this Agreement;

E. Upon the terms and subject to the conditions of this Agreement, and in accordance with applicable laws, (a) Parent will reincorporate by merging with and into Acquirer, in which Acquirer will be the surviving company and Parent will cease to exist, and (b) promptly after the Reincorporation Merger, the Parties hereto intend to effect a merger of Merger Sub with and into the Company, in which the Company will be the surviving entity (the “Acquisition Merger”, together with the Reincorporation Merger, the “Mergers”);

F. For U.S. federal income Tax purposes, the Parties intend, and the Company acknowledges, that the Reincorporation Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Reincorporation Intended Tax Treatment”), and the Boards of Directors of Parent and Acquirer have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

G. For U.S. federal income Tax purposes, the Parties intend that the Acquisition Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Acquisition Intended Tax Treatment”), and the Company’s Board of Directors and the Boards of Directors of Acquirer and Merger Sub have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3;

H. Upon consummation of the Acquisition Merger, Merger Sub will cease to exist, the Company will become a wholly owned subsidiary of Acquirer and all of the issued and outstanding Company Ordinary Shares will be converted into the right to receive the consideration described in this Agreement;

I. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, certain Company Shareholders are entering into and delivering the Company Support Agreement, substantially in the form attached hereto as Exhibit A (the “Company Support Agreement”), pursuant to which each such Company Shareholder has agreed to vote in favor of this Agreement and the Acquisition Merger and the other transactions contemplated hereby;

J. Contemporaneously with the execution of, and as a condition and an inducement to Parent and the Company entering into this Agreement, the Sponsor and certain other shareholders of Parent are entering into and delivering the Sponsor Support Agreement, substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which the Sponsor and each such Parent shareholder have agreed (i) not to transfer or redeem any Parent Ordinary Shares held by such Parent shareholder, (ii) to vote in favor of this Agreement and the Mergers and the other transactions contemplated hereby at the Parent Shareholder Meeting, and (iii) to subject certain of its founder equity securities of Parent to surrender and forfeiture, subject to the terms and conditions set forth therein;

K. In connection with the transactions contemplated by this Agreement, it is expected that Parent will use commercially reasonable efforts to enter into subscription agreements, in the form and substance as reasonably agreed upon by Parent and the Company (the “Subscription Agreements”), with certain investors providing for aggregate investments in Parent Ordinary Shares in a private placement on or prior to the Closing, at $10.00 per Parent Ordinary Share (the “PIPE Investment”);

L. The Boards of Directors of each of the Company, Parent, Acquirer and Merger Sub (i) have unanimously approved or (in the case of Acquirer and Merger Sub) will unanimously approve and have declared advisable or will declare advisable this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be party, including the Mergers, and the performance of their respective obligations hereunder or thereunder, on the terms and subject to the conditions set forth herein or therein, (ii) have determined or will determine that this Agreement and such transactions are in the best interests of, each such company, (iii) (to the extent that shareholders' approval is required under the applicable laws and regulation) have resolved to recommend or will resolve to recommend that their respective shareholders approve the Acquisition Merger and/or Reincorporation Merger (as the case may be), the relevant plan (and articles) of merger and such other transactions contemplated hereby and adopt this Agreement and the Ancillary Agreements to which they are or will be a party and the performance of such party of their obligations hereunder and thereunder and (iv) have resolved, in the case of Parent, to recommend that its shareholders approve each of the Parent Proposals.

In consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

“2024 Loan Conversion” means the conversion of the 2024 Loan Conversion Amount into an aggregate of 63,711 Company Ordinary Shares which was effectuated on the 2024 Loan Conversion Dates.

“2024 Loan Conversion Amount” means $22,560,000, which is comprised of the principal amount of, and the accrued and unpaid interest on, the Former Company Convertible Loans.

“2024 Loan Conversion Dates” means June 5, 2024, August 16, 2024 and August 26, 2024.

“Action” means any legal action, litigation, suit, claim, hearing, proceeding or investigation by or before any Authority.

“Acquirer Equity Incentive Plan” has the meaning set forth in Section 9.7.

“Acquirer Ordinary Shares” or “Reincorporation Merger Surviving Company Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, of Acquirer.

“Acquisition Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Acquisition Merger” has the meaning set forth in Recital (E) to this Agreement.

“Additional Parent SEC Documents” has the meaning set forth in Section 6.13(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.

“Aggregate Number of Fully Diluted Company Ordinary Shares” means the sum, without duplication, of (a) all Company Ordinary Shares that are issued and outstanding immediately prior to the Effective Time; plus (b) all Company Ordinary Shares that would be issuable if all Company RSUs (whether vested or unvested) were settled in full for Company Ordinary Shares immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the preamble.

“Alternate Exchange” means NYSE, NYSE American, or any successor thereto.

“Alternative Proposal” has the meaning set forth in Section 7.4(b).

“Alternative Transaction” has the meaning set forth in Section 7.4(a).

“Ancillary Agreements” means the Company Support Agreement, the Sponsor Support Agreement, the Lock-Up Agreement and the Registration Rights Agreement.

“Annual Financial Statements” has the meaning set forth in Section 5.9(a).

“Antitrust Laws” means any applicable domestic or foreign, supranational, national, federal, state, municipality or local Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act.

“Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Available Liquidity” means, as of immediately prior the Closing, an amount equal to: the sum of (i) the funds in the Trust Account following the exercise of all redemption rights by the shareholders of Parent, plus (ii) Cash available from any other sources, including, without limitation, (x) 50% of the Cash proceeds of any equity and/or debt financing arrangement from investors introduced by the Company, and which investors have, prior to the date hereof, indicated investment commitments (with investment amounts) (in connection therewith, the Company shall provide the Parent with a list of such investors (the “Commitment List”) within 10 days after the date hereof); (y) 100% of the Cash proceeds of any equity financing provided by any investor not on the Commitment List; and (z) revenues reasonably expected to be received by the Company during the 12-month period following the Closing Date from any binding licensing agreements arising out of, relating to or resulting from the Company’s technology or clinical asset platforms. For the avoidance of doubt, “Available Liquidity” excludes any new financing provided by Company Shareholders from and after the date of this Agreement.

“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2023.

“Balance Sheet Date” has the meaning set forth in Section 5.9(a).

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or controlled by a Person in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Data” means all business information and data, including that which constitutes Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) or Confidential Information, that is collected, used, stored, shared, distributed, transferred, disclosed, or otherwise processed in the course of the conduct of the business of the Company Group.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, the British Virgin Islands and the Cayman Islands are authorized or required by Law to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“BVI Articles of Merger” means the articles of merger relating to the Reincorporation Merger substantially in the form set out at Exhibit F to this Agreement containing such information as is prescribed by Section 172(5) of the BVI Business Companies Act and as further described in Section 2.2.

“BVI Business Companies Act” means BVI Business Companies Act, as amended to date.

“BVI Plan of Merger” means the plan of merger relating to the Reincorporation Merger substantially in the form set out at Exhibit F to this Agreement containing such information as is prescribed by Section 172(2) of the BVI Business Companies Act and as further described in Section 2.2.

“BVI Registry” has the meaning specified in Section 2.2.

“Cash” of any Person means the cash and cash equivalents required to be reflected as cash and cash equivalents on a balance sheet of such Person and its Subsidiaries prepared in accordance with U.S. GAAP.

“Cayman Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Cayman Plan of Acquisition Merger” has the meaning set forth in Section 3.3.

“Cayman Plan of Reincorporation Merger” has the meaning set forth in Section 2.2.

“Cayman Registrar” means the Registrar of Companies in the Cayman Islands.

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code or other similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Allocated Deferred Underwriting Discounts” means the pro rata portion of the $2,990,000 of deferred underwriting fees payable pursuant to the Parent Underwriting Agreement, equal to (A) $2,990,000 multiplied by (B) the fraction obtained by dividing (i) the funds in the Trust Account following the exercise of all redemption rights by the shareholders of Parent by (ii) $149,500,000.

“Company Board Recommendation” has the meaning set forth in Section 8.2(a).

“Company Capital Stock” means any shares, capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock or share appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such shares, capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock or share appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such shares, capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock or share appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of the Company.

“Company Charter” means the Memorandum and Articles of Association of the Company as adopted by special resolution on May 16, 2022 as amended and as in effect on the date of this Agreement.

“Company Closing Cash” means, as of the Measuring Time, the aggregate amount of Cash of the Company and its Subsidiaries, provided, however, that (a) such amount shall not include any (i) Company Future Converted Loan Value and/or (ii) Company Equity Financing Value, and (b) such amount shall never be less than zero.

“Company Closing Indebtedness” means, as of the Measuring Time, the aggregate amount of Indebtedness of the Company and its Subsidiaries.

“Company Consent” has the meaning set forth in Section 5.8.

“Company Future Converted Loan Value” means for all Company Future Convertible Loans (if any) that are converted to Company Capital Stock after the date hereof and prior to the Effective Time, the aggregate principal amount of such converted Company Future Convertible Loans and converted accrued interest (if any) as of immediately prior to such conversion.

“Company Future Convertible Loans” means any convertible debt incurred by the Company after the date hereof and prior to the Effective Date, in each instance in compliance with this Agreement.

“Company Equity Financing Value” means the aggregate amount of gross Cash proceeds received by the Company from the sale of Company Capital Stock after the date hereof and prior to the Effective Time.

“Company Equity Incentive Plan” means the Medera Inc. 2024 Omnibus Incentive Plan.

“Company Exclusively Licensed IP” means all Company Licensed IP that is exclusively licensed to or purported to be exclusively licensed to the Company.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Section 5.1(a) (Corporate Existence and Power), Section 5.2 (Authorization), Section 5.5(a) (Capitalization) and Section 5.24 (Finders’ Fees).

“Company Group” has the meaning set forth in Section 5.1(b).

“Company Information Systems” has the meaning set forth in Section 5.17(n).

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third Person and licensed to or purported to be licensed to the Company Group.

“Company Material Representations” means the representations and warranties of the Company set forth in Section 5.9 (Financial Statements), Section 5.16 (Compliance with Laws), Section 5.17 (Intellectual Property and Privacy) and Section 5.22 (Tax Matters).

“Company Net Value” means an amount equal to the sum of (a) the Purchase Price, plus (b) the Company Future Converted Loan Value, plus (c) Company Closing Cash, plus (d) the Company Equity Financing Value, minus (e) Company Closing Indebtedness.

“Company Option” means each option (whether vested or unvested) (if any) to purchase Company Capital Stock granted, and that remains outstanding, under the Company Equity Incentive Plan.

“Company Ordinary Shares” means the ordinary shares of the Company, $0.0001 par value per share.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company Group, in each case, whether exclusively, jointly with another Person or otherwise.

“Company Products” means all drugs, medical products, or other articles intended to support the development of such drugs or medical products, including data and other supporting services, that are owned, developed, and/or marketed by the Company.

“Company RSUs” means the restricted stock units of the Company, including those issued to Company employees or service providers under the Company Equity Incentive Plan.

“Company Securities” means all Company Capital Stock, all Company Options, all Company RSUs and all Company Future Convertible Loans.

“Company Securityholder” means each Person who holds Company Securities.

“Company Shareholders” means, at any given time, the holders of Company Capital Stock.

“Company Shareholder Approval” has the meaning set forth in Section 5.2(b).

“Company Shareholder Approval Deadline” has the meaning set forth in Section 8.2(a).

“Company Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Transaction Expenses” means the aggregate amount of fees, costs, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein or therein to be performed or complied with by the Company at or before Closing, and the consummation of the transactions contemplated hereby or thereby, that remain unpaid as of immediately prior to the Closing, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, (b) the cost of any directors’ and officers’ “tail” insurance policy obtained by the Company, (c) any transaction, retention, change in control or similar bonuses, severance payments and other employee-related change of control payments payable by the Company as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of the consummation of the transactions contemplated hereby and (d) any and all filing fees payable by the Company or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby, (e) the Company Allocated Deferred Underwriting Discounts and (f) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Agreement.

“Confidential Information” means any confidential information, knowledge or data concerning the businesses and affairs of the Company, or any suppliers, customers or agents of the Company that is not already generally available to the public.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 14, 2024, by and between the Company and Parent.

“Continental” has the meaning set forth in Section 4.3(b).

“Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company is a party or by which any of its respective properties or assets is bound.

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings.

“Copyleft Licenses” means all licenses or other Contracts for use of Software that require as a condition of use, modification, or distribution of such Software that other Software incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge.

“Copyrights” has the meaning set forth in the definition of “Intellectual Property.”

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, governmental Order, Action, directive, guidelines or recommendations promulgated by any Authority that has jurisdiction over the Company, Parent or their Subsidiaries, as applicable, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act.

“Data Protection Laws” means all applicable Laws in any applicable jurisdiction governing the Processing, privacy, security, or protection of Personal Information, and all regulations or guidance issued thereunder.

“Deferred Underwriting Discounts” means the sum of $2,990,000, payable as deferred underwriting discounts pursuant to the Parent Underwriting Agreement.

“Domain Names” has the meaning set forth in the definition of “Intellectual Property.”

“Effective Time” has the meaning set forth in Section 3.3.

“Enforceability Exceptions” has the meaning set forth in Section 5.2(a).

“Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

“Equityholder Allocation Schedule” has the meaning set forth in Section 4.1(c).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company, or that is, or was at the relevant time, a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (a) the Per Share Value by (b) $10.00.

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) any changes in applicable Laws (including any COVID-19 Measures) or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; (h) any natural or man-made disaster, acts of God or epidemic, pandemic or other disease outbreak (including COVID-19 and any COVID-19 Measures) or the worsening thereof; or (i) any failure by a party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Former Company Convertible Loans” means, as of the date hereof, the “Loan” or “Loans” as defined in (i) Loan Agreement relating to a term loan of USD 5,484,600 by and between Medera Biopharmaceutical Limited and Dragon Era Enterprises Limited, dated as of April 23, 2021, as amended pursuant to an Amendment Agreement relating to a term loan of USD 16,340,641.13, dated as of October 20, 2023; (ii) Loan Agreement relating to a term loan of USD 3,886,600 by and between Medera Biopharmaceutical Limited and Regemedera Holdings Limited, dated as of April 23, 2021 as amended pursuant to an Amendment Agreement relating to a term loan of USD 15,950,841.49, dated as of October 20, 2023; (iii) Loan Agreement relating to a term loan of USD 6,000,000 by and between Medera Biopharmaceutical Limited and Dragon Era Enterprises Limited, dated as of September 5, 2022, as amended pursuant to an Amendment Agreement relating to a term loan of USD 6,000,000, dated as of October 20, 2023; (iv) Loan Agreement relating to a term loan of USD 5,000,000 by and between Medera Inc. and Dragon Era Enterprises Limited, dated as of October 20, 2023, as amended pursuant to an Amendment Agreement relating to a term loan of USD 11,000,000, dated as of February 1, 2024, and further amended pursuant to a Supplemental Agreement relating to a term loan of USD 19,000,000, dated as of July 25, 2024; (v) Loan Agreement relating to a term loan of USD 5,000,000 by and between Medera Inc. and Regemedera Holdings Limited, dated as of October 20, 2023, as amended pursuant to an Amendment Agreement relating to a term loan of USD 5,000,000, dated as of February 1, 2024; and (vi) Loan Agreement relating to a term loan of USD 628,800 by and between Medera Biopharmaceutical Limited and Year Ahead International Limited, dated as of April 23, 2021, as amended pursuant to an Amendment Agreement relating to a term loan of USD 374,953.47, dated as of October 20, 2023. All Former Company Convertible Loans have been converted into Company Ordinary Shares and as of the date hereof, there are no Former Company Convertible Loans (or related accrued interest) outstanding.

“Fraud” means fraud, intentional breach, intentional misrepresentation, or willful misconduct.

“Good Clinical Practices” or “GCP” mean the current standards for the conduct and monitoring of clinical trials involving human subjects that ensure their quality, safety, and reliability as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including applicable requirements contained in the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (“ICH”) E6(R2) Guidelines and 21 C.F.R. Parts 50, 54, and 56.

“Good Laboratory Practices” mean the then current standards for conducting nonclinical laboratory studies, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Part 58, and such applicable standards of good laboratory practices as are required by Governmental Entities in any other countries in which the Company Products are intended to be sold.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

“Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

“Healthcare Laws” means all Laws and regulations relating to patient care or human health and safety, including, as amended from time to time, any such Law pertaining to the research (including preclinical, nonclinical and clinical research or studies), development, testing, production, manufacture, transfer, storing, distribution, approval, labeling, marketing, pricing, third-party reimbursement or sale of pharmaceuticals, biological products, cellular or gene therapies, or medical devices including without limitation (i) the Federal Food, Drug and Cosmetic Act (FDCA) (21 U.S.C. § 201 et seq., as amended) and the Public Health Service Act (42 U.S.C. §201 et seq., as amended), (ii) the Health Insurance Portability and Accountability Act of 1996 (HIPAA), (42 U.S.C. §§1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH Act), (iii) the applicable requirements of Medicare, Medicaid and other Governmental Entity healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous laws of any federal, state, local, or foreign jurisdiction applicable to the Company; (iv) applicable state licensing, disclosure and transparency reporting requirements; (v) all Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), Sections 1320a-7, 1320a-7a, and 1320a-7b of Title 42 of the United States Code and any comparable self-referral or fraud and abuse laws promulgated by any Governmental Entity, the 21st Century Cures Act (Pub. L. 114-255), and any state or federal Law the purpose of which is to protect the privacy of individually-identifiable patient information, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, TRICARE (10 U.S.C. Section 1071 et seq.), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and similar state or foreign Laws related to the reporting of manufacturer payments or transfers of value to health care professionals, in each case including the associated rules and regulations promulgated thereunder and all of their foreign equivalents, and any other requirements of Law relating to the Business; and (vi) any Laws of any other country in which the Company Products are tested, manufactured, marketed or distributed, or in which country the Company does business, which Laws are similar, analogous, or comparable to any item set forth hereinabove.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practices), (e) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (g) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan for any period prior to the Closing Date, (h) all guarantees by such Person of the foregoing items (a) through (g) of another Person, and (i) any agreement to incur any of the same. For the avoidance of any doubt, “Indebtedness” includes, as to the Company, the principal amount plus accrued and unpaid interest on the Company Future Convertible Loans.

“Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: discoveries, inventions, ideas, technology, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing); trade names, trademarks, service marks, trade dress, product configurations, other indications of origin, registrations thereof or applications for registration therefor, together with the goodwill associated with the foregoing (collectively, “Trademarks”); patents, patent applications, utility models, industrial designs, supplementary protection certificates, and certificates of inventions, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, counterparts, extensions, and validations (collectively, “Patents”); works of authorship, copyrights, copyrightable materials, copyright registrations and applications for copyright registration (collectively, “Copyrights”); domain names registrations (collectively, “Domain Names”), social media accounts, and other intellectual property.

“IP Contracts” means, collectively, any and all Contracts to which the Company is a party or by which any of its properties or assets are bound, in any case under which the Company (i) is granted a license (including option rights, rights of first offer, first refusal, first negotiation, etc. as to a license) in or to any Intellectual Property of a third Person, (ii) grants a license (including option rights, rights of first offer, first refusal, first negotiation, etc. as to a license) to a third Person in or to any Intellectual Property owned or purported to be owned by the Company or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each of cases (i) through (iii), other than (A) “shrink wrap” or other licenses for generally commercially available software (including Publicly Available Software), other technology or services, (B) customer, distributor or channel partner Contracts with non-exclusive licenses, (C) Contracts with the Company’s employees or contractors on Company’s standard forms or substantially similar agreements in the ordinary course of business, (D) licenses granted to service providers or other third parties in the ordinary course of business, for purposes of performing services or other activities for or on behalf of the Company Group, and (E) non-disclosure agreements entered into in the ordinary course of business (subparts (A)-(E) collectively, the “Standard Contracts”).

“IPO” means the initial public offering of Parent pursuant to the Prospectus.

“IRS” means the United States Internal Revenue Service.

“Key Employee” means the individuals listed on Schedule 1.1(b).

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge, after reasonable inquiry, of Ronald Li, Camie Chan, Allen Ma and Roger Hajjar.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge, after reasonable inquiry, of Kenneth Ka Chun Wong and Alex Davidkhanian.

“Law” means any domestic or foreign, supranational, national, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

“Leases” means, collectively, the leases described on Schedule 1.1(c).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effect, (i) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company Group, taken as a whole, on the one hand, or on Parent and Merger Sub, on the other hand, taken as a whole; or (ii) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Securityholders and the Company, on the one hand, or on Parent and Merger Sub, on the other hand to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter.

“Material Contracts” has the meaning set forth in Section 5.14(a). “Material Contracts” shall not include any Contracts that are also Plans.

“Measuring Time” means 11:59 PM on the date immediately preceding the Closing Date.

“Mergers” has the meaning set forth in Recital (E) to this Agreement.

“Merger Consideration” means the aggregate number of Acquirer Ordinary Shares issuable to the holders of Company Ordinary Shares pursuant to the terms this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Ordinary Share” has the meaning set forth in Section 6.8(b).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Offer Documents” has the meaning set forth in Section 7.8(a).

“Order” means any decree, order, judgment, writ, award, injunction, stipulation, determination, award, rule or consent of or by an Authority.

“Organizational Documents” means organizational documents, including the memorandum and articles of association of the applicable Party, as may be amended and restated from time to time.

“Other Filings” means any filings to be made by Parent required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws, other than the SEC Statement and the other Offer Documents.

“Outside Closing Date” has the meaning set forth in Section 11.1(a).

“Parent” has the meaning set forth in the preamble.

“Parent Articles” means the amended and restated memorandum and articles of association of Parent, as amended and as in effect on the date of this Agreement.

“Parent Excluded Shares” has the meaning set forth in Section 2.6(c).

“Parent Ordinary Shares” means the ordinary shares, with a par value of US$0.0001 per share, of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 6.12(a).

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Documents and any amendments to such financial statements.

“Parent Fundamental Representations” means the representations and warranties of Parent set forth in Section 6.1 (Corporate Existence and Power), Section 6.3 (Corporate Authorization), Section 6.6 (Finders’ Fees), Section 6.7 (Issuance of Shares), and Section 6.8 (Capitalization).

“Parent Parties” has the meaning set forth in the recitals to this Agreement.

“Parent Private Warrant” means a warrant to purchase one (1) Parent Ordinary Share at an exercise price of $11.50 per share that was sold to the Sponsor in a private placement at the time of the consummation of the IPO.

“Parent Proposals” has the meaning set forth in Section 7.8(e).

“Parent Public Warrant” means a warrant to purchase one (1) Parent Ordinary Share at an exercise price of $11.50 per share that was included in the Parent Units sold in the IPO.

“Parent SEC Documents” has the meaning set forth in Section 6.13(a).

“Parent Shareholder Approval” means the approval in accordance with Parent’s Organizational Documents and the Nasdaq listing rules of those Parent Proposals identified in Section 7.8(e) at the Parent Shareholder Meeting duly called by the Board of Directors of Parent and held for such purpose.

“Parent Shareholder Meeting” has the meaning set forth in Section 7.8(a).

“Parent Transaction Expenses” means all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein to be performed or complied with by Parent at or before the Closing, and the consummation of the transactions contemplated hereby, including any and all (i) filing fees payable by Parent or any of its Subsidiaries to any Authority in connection with the transactions contemplated hereby and (ii) fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Parent.

“Parent Underwriting Agreement” means the Underwriting Agreement, dated as of July 24, 2023, by and between Parent and EF Hutton, division of Benchmark Investments, LLC, as representative of the underwriters thereto.

“Parent Unit” means each unit of Parent consisting of one Parent Ordinary Share and one Parent Warrant, which units were sold in the IPO.

“Parent Warrant” shall mean each Parent Private Warrant and Parent Public Warrant.

“Parent Warrant Agreement” means the Warrant Agreement, dated as of July 24, 2023, between Parent and Continental Stock Transfer & Trust Company, as warrant agent.

“Patents” has the meaning set forth in the definition of “Intellectual Property.”

“PCAOB” means the Public Company Accounting Oversight Board.

“PEO Sponsored Plan” means any Plan sponsored by a professional employer organization.

“Per Share Value” means the quotient obtained by dividing (a) the Company Net Value by (b) the Aggregate Number of Fully Diluted Company Ordinary Shares.

“Permit” means each license, franchise, permit, order, approval, consent or other similar authorization, including Regulatory Permits, required to be obtained and maintained by the Company or under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business and/or Company Products.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business consistent with past practices for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes (i) not yet due and delinquent or (ii) which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with U.S. GAAP); and (d) the Leases set forth on Schedule 1.1(c); and (e) non-exclusive Intellectual Property licenses granted, or non-exclusive or exclusive Intellectual Property licenses received, in the ordinary course of business.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any data or information that constitutes personal data including information that identifies or could reasonably be used to identify an identifiable individual or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), personal health information, protected health information, personally identifiable information, personal information or similar defined term or data regulated under any Data Protection Law.

“PIPE Investment” has the meaning set forth in the recitals to this Agreement.

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment (other than any employment offer letter in such form as previously provided to Parent that is terminable “at will” without any contractual obligation on the part of the Company to make any severance, termination, change of control, or similar payment), consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company, or under which the Company has any current or potential liability, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Authority.

“Process,” “Processed” or “Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.

“Prospectus” means the final prospectus of Parent, dated July 24, 2023.

“Proxy Statement” has the meaning set forth in Section 7.8(a).

“Publicly Available Software” means any Software that is distributed as free software, “copyleft,” or open source software (e.g. Linux), including but not limited to any of the following: (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Source License (SISL) and (G) the Apache Server License, including for the avoidance of doubt all Software licensed under a Copyleft License.

“Purchase Price” means $622,560,000.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

“Registered Exclusively Licensed IP” means all Company Exclusively Licensed IP that is a patent or patent application.

“Registered IP” means collectively, all Registered Owned IP and Registered Exclusively Licensed IP.

“Registered Owned IP” means all Company Owned IP that is a registration or an application for registration with an Authority, including issued patents and patent applications.

“Registration Rights Agreement” means the registration rights agreement, in substantially the form attached hereto as Exhibit C.

“Registration Statement” has the meaning set forth in Section 7.8(a).

“Regulatory Permits” means all Permits granted by the FDA, or any comparable Governmental Entity, to the Company or any of its Subsidiaries, including Investigational New Drug Exemption applications (INDs) or other forms of clinical trial authorizations, New Drug Applications (NDAs), Biologics License Applications (BLAs), manufacturing approvals and authorizations, permits for the manufacture (including the preparation, propagation, compounding, processing, manipulation, sampling, testing, relabeling, repackaging, and/or salvaging) of drugs or other medical products, and ethical reviews as issued or granted by Institutional Review Boards (IRBs), or their state, national or foreign equivalents.

“Reincorporation Merger” has the meaning set forth in Recital (C) to this Agreement.

“Reincorporation Merger Effective Time” has the meaning set forth in Section 2.2.

“Reincorporation Merger Filing Documents” has the meaning set forth in Section 2.2.

“Reincorporation Merger Surviving Company” has the meaning set forth in Section 2.1.

“Reincorporation Merger Surviving Company Memorandum and Articles” has the meaning set forth in Section 2.4.

“Reincorporation Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Representatives” means a Party’s officers, directors, Affiliates, members, partners, managers, attorneys, accountants, consultants, employees, representatives and agents.

“Required Financial Statements” has the meaning set forth in Section 8.3.

“Required Parent Proposals” has the meaning set forth in Section 7.8(e).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Statement” means the Registration Statement, including the Proxy Statement/Prospectus, whether in preliminary or definitive form, and any amendments or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means computer software and programs (including development tools, libraries, and compilers) in any form, including in or as Internet Web sites, source code, object code, operating systems, database management code or utilities.

“Sponsor” means KVC Sponsor LLC, a Delaware limited liability company.

“Sponsor Allocated Deferred Underwriting Discounts” means the difference between Deferred Underwriting Discounts minus Company Allocated Deferred Underwriting Discounts.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Standard Contracts” has the meaning set forth in the definition of IP Contracts.

“Standards Organization” has the meaning set forth in Section 5.17(g).

“Subsidiary” means, with respect to any Person, each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning set forth in Section 3.1.

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company and other tangible property.

“Tax Return” means any return, information return, declaration, claim for refund of Taxes, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

“Tax(es)” means any U.S. federal, state or local or non-U.S. taxes, or other imposts, duties, fees and charges, in each case, that are in the nature of a tax, imposed by any Taxing Authority including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, customs duties and other taxes of any kind whatsoever imposed by a Taxing Authority, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

“Trade Secrets” means any information that is a trade secret under applicable law.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

“Trading Day” means (a) for so long as the Parent Ordinary Shares are listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; (b) when and if the Parent Ordinary Shares are quoted on Nasdaq or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system; or (c) if the Parent Ordinary Shares are not listed or admitted to trading on any national securities exchange or quoted on Nasdaq or similar system, days on which the Parent Ordinary Shares are traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Parent Ordinary Shares are available.

“Transactions” refers collectively to the transactions contemplated by this Agreement and the other transaction documents, including the Mergers.

“Transaction Litigation” has the meaning set forth in Section 9.1(c).

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the Reincorporation Merger or the Acquisition Merger.

“Trust Account” has the meaning set forth in Section 6.10.

“Trust Agreement” has the meaning set forth in Section 6.10.

“Trust Fund” has the meaning set forth in Section 6.10.

“Trustee” has the meaning set forth in Section 6.10.

“U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.2 Construction.

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement. Captions are not a part of this Agreement, but are included for convenience, only.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine or neuter gender, includes the others, unless the context otherwise requires; the word “including” means “including without limitation”; the word “or” means “and/or”; the word “any” means “any one, more than one, or all”; and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law means such law as amended, restated, supplemented or otherwise modified from time to time and includes any rule, regulation, ordinance or the like promulgated thereunder, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Nothing in the disclosure schedules constitutes an admission of any liability or obligation of the disclosing party to any third party or an admission to any third party, including any Authority, against the interest of the disclosing party, including any possible breach of violation of any Contract or Law. Summaries of any written document in the disclosure schedules do not purport to be complete and are qualified in their entirety by the written document itself. The disclosures schedules and the information and disclosures contained therein are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement, and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, such Contract, document, certificate or instrument shall be deemed to have been given, delivered, provided and made available to Parent or its Representatives, if such Contract, document, certificate or instrument shall have been posted not later than two (2) days prior to the date of this Agreement to the electronic data site maintained on behalf of the Company for the benefit of the Parent and its Representatives and the Parent and its Representatives have been given access to the electronic folders containing such information.

ARTICLE II
REINCORPORATION MERGER

2.1 Reincorporation Merger. At the Reincorporation Merger Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BVI Business Companies Act and the Cayman Companies Act, Parent shall be merged with and into Acquirer, the separate corporate existence of Parent shall cease and Acquirer shall continue as the surviving company pursuant to the Reincorporation Merger. Acquirer as the surviving company of the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Merger Surviving Company”.

2.2 Reincorporation Merger Effective Time. On a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in ARTICLE X that are required to be satisfied prior to the Closing Date, the Parties hereto shall cause Reincorporation Merger to be consummated by (a) filing the executed BVI Articles of Merger (which shall contain the executed BVI Plan of Merger and any other documents required by the BVI Business Companies Act), (collectively, the “Reincorporation Merger Filing Documents”) with the Registry of Corporate Affairs of British Virgin Islands (the “BVI Registry”), in accordance with the relevant provisions of the BVI Business Companies Act and (b) by executing a plan of merger substantially in the form attached as Exhibit G (the “Cayman Plan of Reincorporation Merger”) and filing the executed Cayman Plan of Reincorporation Merger (and any other documents required by the Cayman Companies Act) to effect the Reincorporation Merger as provided by Sections 233 and 237 of the Cayman Companies Act with the Cayman Registrar. The effective time of Reincorporation Merger shall be the time that the Cayman Plan of Reincorporation Merger is duly registered by the Cayman Registrar, or such later date or time as may be agreed by the Parent and Acquirer in writing and specified in the BVI Articles of Merger in accordance with the BVI Business Companies Act and specified in the Cayman Plan of Reincorporation Merger in accordance with the Cayman Companies Act, being the “Reincorporation Merger Effective Time.”

2.3 Effect of the Reincorporation Merger. At the Reincorporation Merger Effective Time, the effect of the Reincorporation Merger shall be as provided in this Agreement, the BVI Plan of Merger, the BVI Articles of Merger, the Cayman Plan of Reincorporation Merger and the applicable provisions of the BVI Business Companies Act and the Cayman Companies Act. At the Reincorporation Merger Effective Time, all assets of every description of Parent and Acquirer shall vest in the Reincorporation Merger Surviving Company which shall have the right to all property, rights, privileges, agreements, powers and franchises and which shall have responsibility for all debts, liabilities, duties and obligations of Parent and Acquirer and which shall include the assumption by the Reincorporation Merger Surviving Company of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement or any other outstanding agreement to which Parent is a party to be performed after the Closing, and all securities of the Reincorporation Merger Surviving Company issued and outstanding as a result of the conversion under Section 2.6 hereof shall be listed on Nasdaq (on which the Parent Ordinary Shares were trading prior to Reincorporation Merger).

2.4 Charter Documents. At or immediately following the Reincorporation Merger Effective Time, the Memorandum and Articles of Association of Acquirer shall be amended and restated, substantially in the form set out in Exhibit E of this Agreement (the “Reincorporation Merger Surviving Company Memorandum and Articles”) and as so amended and restated, shall become the Memorandum and Articles of Association of the Reincorporation Merger Surviving Company. The new name of the Reincorporation Merger Surviving Company will be “Medera Inc.” or such other name as provided by Acquirer and as shall be stated in the BVI Plan of Merger and the Cayman Plan of Reincorporation Merger and/or otherwise as filed with the BVI Registry and/or the Cayman Registrar immediately following the Reincorporation Merger Effective Time.

2.5 Directors and Officers of the Reincorporation Merger Surviving Company. As of the Reincorporation Merger Effective Time, the Persons constituting the officers and directors of Parent prior to the Reincorporation Merger Effective Time shall continue to be the officers and directors of the Reincorporation Merger Surviving Company (and holding the same title as held at Parent) until the Effective Time.

2.6 Effect on Issued Shares of Parent.

(a) Cancellation of Parent Ordinary Shares in exchange for Reincorporation Merger Surviving Company Ordinary Shares.

(i) At the Reincorporation Merger Effective Time, each issued and outstanding Parent Ordinary Share (other than the Parent Excluded Shares, the Parent Dissenting Shares and Parent Ordinary Shares redeemed pursuant to the Offer) immediately prior to the Reincorporation Merger Effective Time shall be automatically canceled, extinguished and converted into one Reincorporation Merger Surviving Company Ordinary Share. The holders of issued Parent Ordinary Shares immediately prior to the Reincorporation Merger Effective Time, as evidenced by the register of members of Parent (the “Parent ROM”), shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate (if any) previously evidencing Parent Ordinary Shares (other than the Parent Excluded Shares, the Parent Dissenting Shares and Parent Ordinary Shares redeemed pursuant to the Offer) shall be exchanged for a certificate representing the same number of Acquirer Ordinary Shares upon the surrender of such certificate in accordance with Section 2.9 (or, if Parent Ordinary Shares are not certificated, such the exchange of such certificates shall be reflected on the register of members of Acquirer).

(ii) Each holder of Parent Ordinary Shares (other than the Parent Excluded Shares, the Parent Dissenting Shares and Parent Ordinary Shares redeemed pursuant to the Offer) listed on the Parent ROM shall thereafter have the right to receive the same number of Reincorporation Merger Surviving Company Ordinary Shares only.

(b) Conversion of Parent Warrants; Treatment of Parent Units. At the Reincorporation Merger Effective Time, (i) all Parent Units will separate into their individual components of Parent Ordinary Shares and Parent Warrants, and will cease separate existence and trading and (ii) each issued and outstanding Parent Warrant shall cease to be a warrant with respect to Parent Ordinary Shares and shall be converted into one Reincorporation Merger Surviving Company Warrant, and will cease separate existence and trading. Each of the Reincorporation Merger Surviving Company Warrants shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Warrants that are outstanding immediately prior to the Reincorporation Merger Effective Time. At or prior to the Reincorporation Merger Effective Time, Acquirer shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Reincorporation Merger Surviving Company Warrants remain outstanding, a sufficient number of Reincorporation Merger Surviving Company Ordinary Shares for delivery upon the exercise of the Reincorporation Merger Surviving Company Warrants after the Reincorporation Merger Effective Time.

(c) Cancellation of Parent Ordinary Shares Owned by Parent. At the Reincorporation Merger Effective Time, if there are any Parent Ordinary Shares that are owned by Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Reincorporation Merger Effective Time (the “Parent Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Merger Surviving Company, Parent or any other Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Surrender of Parent Ordinary Shares. All securities issued upon the surrender of the Parent Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Ordinary Shares shall also apply to the Reincorporation Merger Surviving Company Ordinary Shares so issued in conversion.

2.8 Effect on Issued Shares of Acquirer. At the Reincorporation Merger Effective Time, the one (1) share of Acquirer owned by Parent immediately prior to the Reincorporation Merger Effective Time shall be automatically cancelled and extinguished without any conversion or consideration delivered in exchange therefor.

2.9 Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Acquirer shall issue in exchange for such lost, stolen or destroyed certificates or securities as the case may be, upon the affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.6; provided, however, that the Reincorporation Merger Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute and deliver a deed of indemnity in respect of such lost, stolen or destroyed certificates in the form required by the Reincorporation Merger Surviving Company as indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Merger Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Acquirer, the officers and directors of Parent and Acquirer are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11 Dissenter’s Rights. No holder of Parent Ordinary Shares who has validly exercised their dissenters’ rights in respect of the Reincorporation Merger pursuant to Section 179 of the BVI Business Companies Act (each a “Parent Dissenting Shareholder”) shall be entitled to receive the Reincorporation Merger Surviving Company Ordinary Shares in accordance with Section 2.6(a) in exchange for such Parent Ordinary Shares (“Parent Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under the BVI Business Companies Act. Each Parent Dissenting Shareholder shall only be entitled to such rights as are granted by Section 179 of the BVI Business Companies Act, being the right to fair value in respect of the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. If any Parent shareholder gives to Parent, before the Parent Shareholder Approval is obtained at the Parent Shareholder Meeting, written objection to the Reincorporation Merger (each, an “RC Written Objection”) in accordance with Section 179 of the BVI Business Companies Act:

(a) Parent shall, in accordance with Section 179(4) of the BVI Business Companies Act, promptly, and in any event within 20 days immediately following the date that the Parent Shareholder Approval is obtained, give written notice of the authorization of the Reincorporation Merger, the BVI Plan of Merger and the BVI Articles of Merger (the “RC Authorization Notice”) to each such Parent shareholder who has made a RC Written Objection, and

(b) unless Parent and the Company elect by agreement in writing to waive this Section 2.11, no party shall be obligated to commence the Reincorporation Merger, and the Reincorporation Merger Filing Documents shall not be filed with the BVI Registry, until at least twenty (20) days shall have elapsed since the date on which the RC Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 179(5) of the BVI Business Companies Act, but in any event subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE X).

(c) each of Parent and Acquirer, shall give the Company (i) prompt notice of any demands for dissenters’ rights in connection with the Reincorporation Merger received by such party and any withdrawals of such demands. Each of Parent and Acquirer, shall not, except with the prior written consent of the Company make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III
THE ACQUISITION MERGER

3.1 The Acquisition Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Companies Act, at the Effective Time (as defined below), (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Acquisition Merger (the “Surviving Corporation”), and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Acquirer.

3.2 Closing. The closing of the Acquisition Merger (“Closing”) shall take place by means of telecommunication at such other date, time or place as Parent (or, after the Reincorporation Merger, Acquirer) and the Company may agree in writing, but in no event later than the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law and the Reincorporation Merger Surviving Company Memorandum and Articles) of the conditions set forth in ARTICLE X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date, or both, are agreed in writing by the Company and Parent (or, after the Reincorporation Merger, Acquirer). The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will take place remotely via exchange of documents and signature pages via electronic transmission.

3.3 Effective Time. Subject to the provisions of this Agreement, after the Reincorporation Merger, the Company and Merger Sub shall execute a plan of merger substantially in the form attached as Exhibit H (the “Cayman Plan of Acquisition Merger”) and the Parties shall file the Cayman Plan of Acquisition Merger (and any other documents required by the Cayman Companies Act) to effect the Acquisition Merger with the Cayman Registrar as provided by Section 233 of the Cayman Companies Act. The effective time of the Acquisition Merger shall be the date that the Cayman Plan of Acquisition Merger has been duly registered by the Cayman Registrar, or such later time may be agreed in writing by Merger Sub and the Company and specified in the Cayman Plan of Acquisition Merger in accordance with the Cayman Companies Act (the time at which the Acquisition Merger becomes effective is herein referred to as the “Effective Time”).

3.4 Effects of the Acquisition Merger. The Acquisition Merger shall have the effects set forth herein and in the Cayman Companies Act.

3.5 Memorandum and Articles of Association of the Surviving Corporation.

(a) From and after the Effective Time and until further amended in accordance with applicable Law, the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time shall be the memorandum and articles of association of the Surviving Corporation provided, that such memorandum and articles of association shall be amended to reflect that the name of the Surviving Corporation shall be “Medera Global Inc.”

3.6 Post-Closing Board of Directors and Officers.

(a) Immediately after the Closing, the initial slate of directors of Acquirer’s board of directors after the Closing (the “Post-Closing Board of Directors”) will consist of 6 directors designated by the Company, who shall be the individuals set forth on Schedule 3.6(a). At least three of the Post-Closing Board of Directors shall qualify as independent directors under the Securities Act and the Nasdaq rules.

(b) Acquirer shall take all action necessary, including causing the executive officers of Acquirer to resign, so that the individuals serving as executive officers of Acquirer immediately after the Closing will be the individuals set forth on Schedule 3.6(b) (or such other Persons as designated by the Company prior to the Closing).

3.7 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and the officers of the Surviving Corporation shall be those persons as designated by the Company prior to the Closing. The directors and officers of the Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, the Surviving Corporation’s Organizational Documents and applicable Law.

3.8 No Further Ownership Rights in Company Ordinary Shares. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Ordinary Shares on the records of the Company.

3.9 Rights Not Transferable. The rights of the Company Shareholders as of immediately prior to the Effective Time are personal to each such holder and shall not be assignable or otherwise transferable for any reason (except (i) in the case of an entity, by operation of Law or (ii) in the case of a natural person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

3.10 Taking of Necessary Action; Further Action. Parent, Acquirer, Merger Sub, and the Company, respectively, shall each use its respective best efforts to take all such action as may be necessary or appropriate to effectuate the Acquisition Merger under the Cayman Companies Act at the time specified in Section 3.3. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the constituent corporations, the officers of Reincorporation Merger Surviving Company and the Surviving Corporation are fully authorized in the name of each constituent corporation or otherwise to take, and shall take, all such lawful and necessary action.

3.11 Dissenter’s Rights3.12. No Person who has validly exercised their dissenters’ rights in respect of the Acquisition Merger pursuant to Section 238 of the Cayman Companies Act (each a “Company Dissenting Shareholder”) shall be entitled to receive the securities of Acquirer in accordance with Section 3.6(a) and (b), as applicable with respect to the shares of the Company owned by such Person (“Company Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under the Cayman Companies Act. Each Company Dissenting Shareholder shall be entitled to receive only the cash payment resulting from the procedure in Section 238 of the Cayman Companies Act with respect to the Company Dissenting Shares owned by such Company Dissenting Shareholder. If any Company Shareholder gives to Company written objection to the Acquisition Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act:

(a) The Company shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Acquisition Merger (the “Authorization Notice”) to each such Company Shareholder who has made a Written Objection, and

(b) unless the Company elects by agreement in writing to waive this Section 3.11, no party shall be obligated to commence the Acquisition Merger, and the Cayman Plan of Acquisition Merger shall not be filed with the Cayman Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE X.

ARTICLE IV
MERGER CONSIDERATION

4.1 Conversion of Company Ordinary Shares.

(a) At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of any holder of Company Ordinary Shares, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than (i) any Company Ordinary Shares held in the treasury of the Company, which treasury shares shall be canceled as part of the Acquisition Merger and shall no longer constitute “Company Ordinary Shares” hereunder, and (ii) any Company Dissenting Shares), shall be canceled and converted into the right to receive a number of Acquirer Ordinary Shares equal to the Exchange Ratio, subject and in accordance with Section 4.3.

(b) For avoidance of any doubt, at the Effective Time, each Company Shareholder as of the Closing will cease to have any rights with respect to the Company Ordinary Shares it held prior to the Closing, except the right to receive in respect of each Company Ordinary Share it held prior to the Closing, a portion of the Merger Consideration pursuant to the terms hereof.

(c) Two Business Days prior to the anticipated Closing Date (by 8:00 PM Eastern Time), the Company shall deliver to Parent a schedule setting forth (i) each Company Shareholder as of the Closing, and (ii) such Company Shareholder’s respective percentage of the Merger Consideration (the “Equityholder Allocation Schedule”). If there is any change to the Equityholder Allocation Schedule between the time of such delivery and the Closing, the Company shall promptly deliver an updated Equityholder Allocation Schedule to Parent.

4.2 Treatment of Company RSUs.

(a) Treatment of Company RSUs. Prior to the Closing, the Company’s Board of Directors (or, if appropriate, any committee thereof administering the Company Equity Incentive Plan) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all Company RSUs (whether vested or unvested) as necessary to provide that, at the Effective Time, each Company RSU shall be converted into a restricted stock unit of Acquirer, subject to substantially the same terms and conditions as were applicable under such Company RSU (including expiration date, vesting conditions, and exercise provisions), for the number of Acquirer Ordinary Shares (rounded down to the nearest whole share), equal to the product of (i) the number of Company Ordinary Shares subject to such Company RSU as of immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (a “Converted RSU”); provided, however, that the number of Acquirer Ordinary Shares covered by each Converted RSU shall be determined in a manner consistent with the requirements of Section 409A and 424(a) of the Code and the applicable regulations promulgated thereunder.

(b) At the Effective Time, Acquirer shall assume all obligations of the Company under the Company Equity Incentive Plan, each outstanding Converted RSU and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Acquirer shall deliver to the holders of Converted RSUs appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted RSUs shall continue in effect on substantially the same terms and conditions (subject to the adjustments required by Section 4.2(a) after giving effect to the Merger).

4.3 Issuance of the Merger Consideration.

(a) No Issuance of Fractional Shares. No certificates or scrip representing fractional Acquirer Ordinary Shares will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole Acquirer Ordinary Share, such that if a Company Shareholder would be entitled to a number of Acquirer Ordinary Shares that would result in a fractional share of 0.50 or greater, such number of Acquirer Ordinary Shares shall be rounded up to the nearest whole number of Acquirer Ordinary Shares, and if a Company Shareholder would be entitled to a number of Acquirer Ordinary Shares that would result in a fractional share of less than 0.50, such number of Acquirer Ordinary Shares shall be rounded down to the nearest whole number of Parent Ordinary Shares.

(b) Exchange Fund. At least two Business Days prior to the Closing Date (but no earlier than the Reincorporation Merger Effective Time), Acquirer shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company (“Continental”) for the benefit of the Company Shareholders, for exchange in accordance with this ARTICLE IV, the number of Acquirer Ordinary Shares sufficient to deliver the Merger Consideration (such Acquirer Ordinary Shares, the “Exchange Fund”). Acquirer shall cause Continental, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with the Equityholder Allocation Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(c) Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two Business Days following the Effective Time (but in no event prior to the Effective Time), Acquirer shall cause Continental to deliver to each Company Shareholder, as of immediately prior to the Effective Time, represented by certificate or book-entry, a letter of transmittal and instructions for use in exchanging such Company Shareholder’s Company Ordinary Shares for such Company Shareholder’s applicable portion of the Merger Consideration from the Exchange Fund (a “Letter of Transmittal”), and promptly following receipt of a Company Shareholder’s properly executed Letter of Transmittal, deliver such Company Shareholder’s applicable portion of the Merger Consideration to such Company Shareholder.

(d) Adjustments. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquirer Ordinary Shares occurring prior to the date that any portion of the Merger Consideration is issued.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund relating to the Merger Consideration that remains undistributed to the Company Shareholders for one year after the Effective Time shall be delivered to Acquirer, upon demand, and any Company Shareholders who have not theretofore complied with this Section 4.3 shall thereafter look only to Acquirer for their portion of the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Shareholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Acquirer free and clear of any claims or interest of any person previously entitled thereto.

4.4 Closing Calculations. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Available Liquidity, Company Future Converted Loan Value, Company Equity Financing Value, Company Closing Cash, and Company Closing Indebtedness, and the resulting Company Net Value and the Merger Consideration based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of Company and its Subsidiaries, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivery of the Estimated Closing Statement to Parent, if requested by Parent, the Company will meet with Parent to review and discuss the Estimated Closing Statement and the Company will consider in good faith Parent’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved in writing by the Company and Parent both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with GAAP and otherwise in accordance with this Agreement. As between the Parties, Parent shall be entitled to rely conclusively on the information set forth in the Equityholder Allocation Schedule.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement with specific reference to the particular section or subsection of this Agreement to which the information set forth in such disclosure letter relates (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company hereby represents and warrants to Parent that:

5.1 Corporate Existence and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b) Each of the Company’s Subsidiaries (the Company and its Subsidiaries, collectively, the “Company Group”) is a corporation or legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the laws of the jurisdiction of its incorporation or organization, as applicable.

(c) Each member of the Company Group has all requisite power and authority, corporate or otherwise, to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and as proposed to be conducted. Each member of the Company Group is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or other assets makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect in respect of the Company Group. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Organizational Documents of the Company Group, in each case as amended to the date hereof. Neither the Company nor any Subsidiary has taken any action in material violation or derogation of its Organizational Documents.

5.2 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Acquisition Merger, subject to receipt of the Company Shareholder Approval. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than, in the case of the Acquisition Merger, the receipt of the Company Shareholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement and the Ancillary Agreements to which the Company is a party constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded) by the requisite vote of the Board of Directors of the Company, the Board of Directors of the Company has (i) approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Acquisition Merger and the Cayman Plan of Acquisition Merger, on the terms and subject to the conditions set forth herein and therein; (ii) determined that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein, are advisable and fair to and in the best interests of the Company and the Company Shareholders; (iii) directed that the adoption of this Agreement be submitted to the Company Shareholders for consideration and recommended that all of the Company Shareholders vote in favor of a resolution to approve and adopt this Agreement and the Cayman Plan of Acquisition Merger. A special resolution passed by the affirmative vote of Company Shareholders holding at least two-thirds (2/3) (on an as-converted basis) of the issued and outstanding shares of Company Ordinary Shares who are present in person or by proxy at such meeting and voting thereon, is required to approve this Agreement, the Acquisition Merger and the transactions contemplated hereby (the “Company Shareholder Approval”). The Company Shareholder Approval is the only vote or consent of any of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Acquisition Merger and the consummation of the other transactions contemplated hereby.

5.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party, or the consummation of the transactions contemplated hereby or thereby, requires any consent, approval, license, Order or other action by or in respect of, or registration, declaration or filing with, any Authority other than the filing (i) of the Cayman Plan of Reincorporation Merger and Cayman Plan of Acquisition Merger, (ii) of the memorandum and articles of association of the Surviving Corporation, (iii) in respect of the change of name of the Surviving Corporation and (iv) in respect of the change of directors and officers of the Surviving Corporation pursuant to Section 3.7 with the Cayman Registrar in the Cayman Islands pursuant to the Cayman Companies Act, except for SEC or Nasdaq approval required to consummate the transactions contemplated hereunder.

5.4 Non-Contravention(a). None of the execution, delivery or performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby and thereby does or will (a) contravene or conflict with the Company Group’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group or to any of its respective properties, rights or assets, except as set forth in Schedule 5.4 of this Agreement, (c) except for the Contracts listed on Schedule 5.8 requiring Company Consents (but only as to the need to obtain such Company Consents), (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or to a loss of any material benefit to which the Company Group is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract binding upon the Company Group or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Organizational Documents of the Company Group, except for such consent, approval or waiver which shall be obtained (and a copy provided to Parent) prior to the Closing, except in the case of clauses (c) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capitalization.

(a) The authorized share capital of the Company consists of 500,000,000 Company Ordinary Shares, $0.0001 par value per share. As of the date of this Agreement, (i) there are (A) 1,152,055 Company Ordinary Shares issued and outstanding and (ii) no other shares of capital stock or other voting securities of the Company are authorized, issued, reserved for issuance or outstanding. All issued and outstanding Company Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Laws (including any applicable securities laws) and in compliance with the Company Charter. No Company Ordinary Share is subject to or were issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right (including under any provision of the Cayman Companies Act, the Company Charter or any Contract to which the Company is a party or by which the Company or any of its properties, rights or assets are bound). As of the date of this Agreement, all outstanding shares of Company Capital Stock are owned of record by the Persons set forth on Schedule 5.5(a) in the amounts set forth opposite their respective names; and all such shares are comprised of Company Ordinary Shares.

(b) Except for the Company RSUs, there are no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company Group is or may become obligated to issue or sell any of its shares of Company Capital Stock or other securities, (ii) outstanding obligations of the Company Group to repurchase, redeem or otherwise acquire outstanding capital stock of the Company Group or any securities convertible into or exchangeable for any shares of capital stock of the Company Group, (iii) treasury shares of capital stock of the Company Group, (iv) bonds, debentures, notes or other Indebtedness of the Company Group having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company Group may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company Group (including pursuant to any provision of Law, the Company Group’s Organizational Documents or any Contract to which the Company Group is a party), or (vi) Liens (including any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement) with respect to the sale or voting of shares or securities of the Company Group (whether outstanding or issuable). There are no issued, outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company Group.

(c) The Company has never granted or issued any Company Options.

(d) Each Company RSU (i) was granted in compliance in all material respects with (A) all applicable Laws and (B) to the extent granted pursuant to the Equity Incentive Plan, all of the terms and conditions of the Equity Incentive Plan and (ii) has a grant date not before the date on which the Board of Directors of the Company or compensation committee actually awarded such Company RSU.

5.6 Subsidiaries. Schedule 5.6 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Except as set forth on Schedule 5.6, all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable securities Laws and such Subsidiary’s Organizational Documents in force at the relevant time, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s organizational documents). Except as otherwise provided in Schedule 5.6, the Company either directly or indirectly wholly owns each Subsidiary.

5.7 Corporate Records. The corporate minute books, registers, accounts, ledgers, records and supporting documents of the Company Group are up to date and contain complete and accurate records in all material respects of all matters since January 1, 2020, which were required to be dealt with in such documents pursuant to the relevant applicable Law, the Organizational Documents of the Company Group and made available to Parent.

5.8 Consents. The Contracts listed on Schedule 5.8 are the only Contracts requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”).

5.9 Financial Statements.

(a) The Company has delivered to Parent the audited consolidated balance sheets of the Company as of each of December 31, 2022 and December 31, 2023, and the respective related statements of operations, changes in shareholders’ equity and cash flows for the fiscal years then ended, including the notes thereto (collectively, the “Annual Financial Statements”). The Annual Financial Statements have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved. The Annual Financial Statements fairly present, in all material respects, the financial position and results of operations of the Company as of the dates and for the periods indicated in such Annual Financial Statements, in accordance with U.S. GAAP, and are derived from the books and records of the Company. Since December 31, 2023 (the “Balance Sheet Date”), except as required by applicable Law or U.S. GAAP, there has been no change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) The Annual Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Annual Financial Statements in conformity with U.S. GAAP and have been audited in accordance with PCAOB accounting standards by a PCAOB qualified auditor.

(c) Except: (i) as specifically disclosed, reflected or fully reserved against on the Balance Sheet; (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that are not material; (iii) for liabilities that are executory obligations arising under Contracts to which the Company is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law); (iv) for expenses incurred in connection with the negotiation, execution and performance of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby; and (v) for liabilities set forth on Schedule 5.9(c), the Company does not have any material liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise).

(d) Except as reflected on the Balance Sheet or set forth on Schedule 5.9(d), the Company Group does not have any Indebtedness.

5.10 Internal Accounting Controls. The Company Group has established a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP, and the Company Group’s historical practices and to maintain asset accountability; and (c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.11 Absence of Certain Changes. From the Balance Sheet Date until the date of this Agreement, (a) the Company Group has conducted its Business in the ordinary course and in a manner consistent with past practice; (b) there has not been any Material Adverse Effect in respect of the Company Group; and (c) the Company Group has not taken any action that, if taken after the date of this Agreement and prior to the consummation of the Acquisition Merger, would require the consent of Parent pursuant to Section 7.1(a) and for which Parent has not given such consent.

5.12 Properties; Title to the Company Group’s Assets.

(a) All items of Tangible Personal Property that are material to the Business are in good operating condition and repair in all necessary respects and function in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained in all material respects and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto so as not to constitute a Material Adverse Effect.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on the Balance Sheet, other than any such tangible assets which have been disposed of since the Balance Sheet Date in the ordinary course of business. Except as set forth on Schedule 5.12, no such tangible asset is subject to any Lien other than Permitted Liens. The Company Group’s assets constitute all of the rights, properties, and tangible assets of any kind or description whatsoever necessary for the Company Group to operate the Business immediately after the Closing in substantially the same manner as the Business is currently being conducted.

5.13 Litigation.

(a) There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group, the Business, any of the Company Group’s rights, properties or assets or any Contract before any Authority or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement. There are no outstanding judgments against the Company Group or any of its rights, properties or assets. The Company Group or any of its rights, properties or assets is not, nor has been since January 1, 2022.

(b) There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company Group, any of the officers or directors of the Company Group which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any Ancillary Agreement.

5.14 Contracts.

(a) Schedule 5.14(a) sets forth a true, complete and accurate list, as of the date of this Agreement, of all of the following Contracts as amended to date which are currently in effect (collectively, “Material Contracts”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company Group of $1,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practices);

(ii) all sales, advertising, agency, sales promotion, market research, marketing or similar Contracts;

(iii) each Contract with any current employee of the Company Group (A) which has continuing obligations for payment of an annual compensation of at least $250,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) providing for severance or post-termination payments or benefits to such employee (other than COBRA obligations or similar requirements under applicable local Law); or (C) providing for a payment or benefit in excess of $250,000 upon the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iv)   all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which a member of the Company Group is a party;

(v) all Contracts relating to any acquisitions or dispositions of assets of value in excess of $500,000 by the Company Group (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practices);

(vi)   all material IP Contracts, separately identifying all such IP Contracts under which the Company is obligated to pay royalties thereunder and all such IP Contracts under which the Company is entitled to receive royalties thereunder;

(vii) all Contracts limiting the freedom of the Company Group to compete in any line of business or industry, with any Person or in any geographic area;

(viii) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations, other than Standard Contracts;

(ix)   all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party, other than any Contracts relating to such Affiliate’s status as a Company Securityholder;

(x) all Contracts relating to property or assets (whether real or personal, tangible or intangible), other than IP Contracts or Standard Contracts, in which the Company Group holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $250,000 per year;

(xi) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness) in the aggregate that are valued at $1,000,000 or greater;

(xii) all Contracts relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational or constitutive documents of the Company Group);

(xiii) all Contracts not cancellable by the Company Group with no more than ninety (90) days’ notice if the effect of such cancellation would result in monetary penalty to the Company Group in excess of $300,000 per the terms of such contract;

(xiv) all research and development contracts with annual payments in excess of $300,000;

(xv) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xvi) all collective bargaining agreements or other agreement with a labor union, labor organization or works council.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company Group and, to the Company’s Knowledge, each counterparty that is party thereto, subject, in the case of this clause (iii), to the Enforceability Exceptions. Neither the Company Group nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company Group is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the transactions contemplated by this Agreement shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

5.15 Licenses and Permits. Schedule 5.15 sets forth a true, complete and correct list of each material license, franchise, permit, order or approval or other similar material authorization required under applicable Law to carry out or conduct the Business as currently conducted, together with the name of the Authority issuing the same (the “Permits”). Such Permits are valid and in full force and effect, and none of the Permits will be terminated or materially impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. The Company Group has all Permits necessary to operate the Business, and each of the Permits is in full force and effect. The Company Group is not in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) reasonably exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Authority grounds to suspend, revoke or terminate any such Permit. The Company Group has not received any written (or, to the Company’s Knowledge, oral) notice from any Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Authority against the Company Group involving any Permit and that is reasonably likely to give rise to a Material Adverse Effect.

5.16 Compliance with Laws.

(a) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group, is in violation in any material respect of, and, since January 1, 2022, no such Person has failed to be in compliance in all material respects with, all applicable Laws and Orders applicable to the Company Group and the Business. Since January 1, 2022, (i) no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or be likely to result in a violation by the Company Group of, or failure on the part of the Company Group to comply with, or any material liability suffered or incurred by the Company Group in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its Business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by the Company Group. Since January 1, 2022, the Company Group has not been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Authority against any member of the Company Group.

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company Group is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

5.17 Intellectual Property and Privacy.

(a) The Company Group is the sole and exclusive owner of each item of Company Owned IP, free and clear of any Liens (except for Permitted Liens). The Company is the exclusive licensee of each item of Company Exclusively Licensed IP, free and clear of any Liens (except for Permitted Liens). The Company Group has a valid right to use the Company Licensed IP.

(b) Schedule 5.17(b) sets forth a true, correct and complete list of all (i) Registered IP; (ii) Domain Names constituting Company Owned IP; and (iii) all social media handles constituting Company Owned IP; accurately specifying as to each of the foregoing, as applicable: (A) the filing number, issuance or registration number, or other identify details; (B) the owner and nature of the ownership; (C) the jurisdictions by or in which such Registered Owned IP has been issued, registered, or in which an application for such issuance or registration has been filed; and (D) any liens or security interests that apply.

(c) To the Knowledge of the Company, all Registered Owned IP that constitute issued Patents are valid and enforceable. All Registered Exclusively Licensed IP that constitute issued Patents are subsisting and, to the Knowledge of the Company, valid and enforceable. No Registered Owned IP, and to the Knowledge of the Company no Registered Exclusively Licensed IP, that is a patent or patent application is or has been involved in any interference, opposition, reissue, reexamination or revocation proceeding, and to the Knowledge of the Company, no such proceeding has been threatened in writing with respect thereto. In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP. All registration, maintenance and renewal fees currently due in connection with any Registered Owned IP, and to the Knowledge of the Company all Registered Exclusively Licensed IP, have been paid and all recordations in connection with any assignments of patents that are Registered Owned IP have been filed with the authorities in the United States or foreign jurisdictions as necessary to perfect the Company Group’s ownership thereof.

(d) In the past three (3) years, there have been no claims filed, served or threatened in writing, or to the Knowledge of the Company orally threatened, against the Company Group alleging any infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no Actions pending against the Company Group that include a claim against the Company Group by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the Company, in the past three (3) years no third Person has infringed, misappropriated, or otherwise violated any material Company Owned IP.

(e) Except as disclosed on Schedule 5.17(e), in the past three (3) years the Company Group has not filed, served, or threatened a third Person with any claims alleging any infringement, misappropriation, or other violation of any Company IP. There are no Actions pending by the Company that include a claim against a third Person by the Company alleging infringement or misappropriation of Company IP. The Company Group is not subject to any Order that adversely restricts the use, transfer, registration or licensing of any Company Owned IP by the Company Group.

(f) Except as disclosed on Schedule 5.17(f), each employee or independent contractor who has contributed to or participated in the creation or development of any Registered Owned IP on behalf of the Company Group has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company Group under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company Group; and (ii) is obligated to maintain the confidentiality of the Company Group’s confidential information both during and after the term of such Person’s employment or engagement.

(g) No government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Registered Owned IP or to the Knowledge of the Company any item of Company Exclusively Licensed IP, in each case that has resulted in material commercial rights in such Intellectual Property being granted to the source of such funding or facility. The Company is not and has never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, project, or similar organization (a “Standards Organization”) that has resulted in material commercial rights in such Intellectual Property being granted to such Standards Organization or members thereof.

(h) None of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any material item of Company Owned IP, or any material item of Company Licensed IP immediately prior to the Closing, to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing (including with respect to fees, royalties, or payments that the Company would otherwise be required to pay had the Transactions not occurred) or (ii) result in the granting by Company to any third party of any rights in any material Company Owned IP. To the Knowledge of the Company, the Company owns or has valid licenses or other rights to use all material Intellectual Property that is necessary to conduct its business as currently operated.

(i) Schedule 5.14(a)(vi) contains a list of all material IP Contracts. Except under the agreements listed on Schedule 5.14(a)(vi), the Company Group is not obligated under any Contract to make any royalty payments to any owner or licensor of, or other claimant to, any applicable Intellectual Property for use thereof. The consummation of the Merger will neither violate nor result in the breach, modification, cancellation, termination, or suspension of, or acceleration of any payments with respect to, any Company IP Contract.

(j) The Company Group has exercised reasonable efforts to maintain and protect the secrecy and confidentiality of all material Trade Secrets and all other material Confidential Information that is Company Owned IP. No Company Owned IP is subject to any technology escrow arrangement or obligation pursuant to a Contract.

(k) The Company Group has taken commercially reasonable steps to scan for or otherwise prevent the introduction of viruses, worms, Trojan horses or other malicious contaminants into material Software that constitutes Company Owned IP.

(l) In connection with its Processing of any Personal Information, the Company Group is in material compliance with all (1) contractual commitments that the Company Group has entered into, or by which it is otherwise bound with respect to privacy and/or data security; (2) all applicable Data Protection Laws; (3) the terms of all published privacy notices and consents governing the collection of Personal Information by the Company Group (collectively “Data Privacy Obligations”). To the Knowledge of the Company, there are no written complaints or audits, proceedings, investigations or claims pending against the Company Group by any Authority, or by any Person, in respect of Processing of Personal Information by or on behalf of the Company Group. No Person has accused the company Group of violating any Data Privacy Obligations.

(m) The Company Group has implemented and maintains a comprehensive information security program that (i) enforces commercially reasonable physical, technical, organizational and administrative security measures and policies to protect all Business Data Processed or maintained by the Company Group from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse consistent with all Data Privacy Obligations and applicable industry standards, (ii) is reflected in policies and procedures consistent with all Data Privacy Obligations and applicable industry standards, and (iii) maintains incident response and notification procedures in compliance with applicable Data Privacy Obligations in the case of any breach of security compromising Personal Information. Since January 1, 2020, the Company Group has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Business Data maintained by or on behalf of the Company Group (including by any agent, subcontractor or vendor of the Company Group) for which the Company Group would be required to provide notice to any Authority, data subject, or any other Person.

(n) To the Knowledge of the Company, the Company Group is not subject to any Data Privacy Obligations, including based on the transactions contemplated under this Agreement, that would prohibit the retention or use of any Personal Information or other material Business Data after the Closing Date, in the manner in which the Company Group has used such Personal Information and other applicable Business Data prior to the Closing Date.

(o) The Company Group has implemented and maintained (or, where applicable, has required its vendors to maintain) in material compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company Group in connection with the operation of the Business (the “Company Information Systems”). There has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime, failure, or unavailability of the Company Information Systems that resulted in a material disruption or impact to the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business.

5.18   Employees; Employment Matters.

(a) The Company has made available to Parent or its counsel a true, correct and complete list of the employees of the Company as of the date hereof, setting forth the employee location, title, current base salary or hourly rate for each such person and total compensation (including bonuses and commissions) paid to each such person for the fiscal years ended December 31, 2022 and 2023, if applicable, hire date, exempt or non-exempt status under applicable laws, accrued paid time off or vacation, and leave status.

(b) The Company has made available to Parent or its counsel a true, correct and complete list of each of the independent contractors or consultants of the Company as of the date hereof, setting forth the name, principal location, engagement or start date, compensation structure, average monthly hours worked (if known), and nature of services provided.

(c) The Company Group is not a party to any collective bargaining agreement or similar labor agreement with respect to any employees of the Company, and, since January 1, 2022, to the Knowledge of the Company, there has been no proceeding by a labor union, labor organization, employee representative, or group of employees seeking to organize or represent any employees of the Company Group. There is no labor strike, slowdown or work stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company Group, and, since January 1, 2022, the Company Group has not experienced any strike, slowdown, work stoppage or lockout by or with respect to its employees. There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened, before any applicable Authority relating to employees of the Company.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against the Company Group under any worker’s compensation policy or long-term disability policy.

(e) Since January 1, 2022, the Company Group has been in compliance with notice and other requirements under the Workers’ Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local or applicable foreign statute, rule or regulation relating to plant closings and layoffs (collectively, the “WARN Act”). Since January 1, 2022, the Company has not implemented any “mass layoff” or “plant closing” or engaged in any other layoffs or employee reductions that resulted in obligations under the WARN Act. There is no ongoing or contemplated location closing, employee layoff, or relocation activities that would trigger notice or any other requirements under the WARN Act.

(f) The Company Group is, and for the past six (6) years has been, in compliance in all material respects with all applicable Laws relating to employment or the engagement of labor, including but not limited to all applicable Laws relating to wages, hours, overtime, collective bargaining, equal employment opportunity, discrimination, harassment (including, but not limited to sexual harassment), retaliation, immigration, verification of identity and employment authorization of individuals employed in the United States, leave, disability rights or benefits, employment and reemployment rights of members and veterans of the uniformed services, paid time off/vacation, unemployment insurance, safety and health, COVID-19, workers’ compensation, pay equity, restrictive covenants, whistleblower rights, child labor, classification of employees and independent contractors, meal and rest breaks, and reimbursement of business expenses. Each individual currently engaged by the Company as an independent contractor or consultant is, and for the past three (3) years has been, correctly classified by the Company as an independent contractor, and the Company has not received any notice from any Authority or Person disputing such classification. Each of the employees of the Company classified by the Company as “exempt” is, and for the past three (3) years has been, correctly classified by the Company as “exempt” under applicable Law.

(g) For the past three (3) years, the Company has complied with all laws relating to the verification of identity and employment authorization of individuals employed in the United States. No audit or investigation by any Authority is currently being conducted, is pending or is threatened to be conducted, in respect to any workers employed by any member of the Company Group. Schedule 5.18(g) discloses each individual who is employed by the Company pursuant to a visa or other work permit or authorization and the expiration date of such visa or other work permit or authorization.

(h) To the Knowledge of the Company, no Key Employee is a party to or bound by any enforceable confidentiality agreement, non-competition agreement or other restrictive covenant (with any Person) that would materially interfere with: (i) the performance by such Key Employee of his or her duties or responsibilities as an officer or employee of the Company Group or (ii) the Company Group’s business or operations. Except as set forth on Schedule 5.18(h), no Key Employee has given written notice of his or her intent to terminate his or her employment with the Company Group, nor has the Company Group provided notice of its present intention to terminate the employment of any of the foregoing.

(i) Since January 1, 2022, the Company Group is not and has not been engaged in or, to the Knowledge of the Company, threatened with, any claim with respect to payment of wages, salary or overtime pay or violation of any other federal state, or local labor or employment Laws with respect to any current or former employee, independent contractor, or other service provider.

(j) Since January 1, 2022, the Company Group has not received notice of any claim or litigation relating to an allegation of discrimination, retaliation, harassment (including sexual harassment), or sexual misconduct; nor is there any outstanding obligation for the Company Group under any settlement relating to such matters and to the Knowledge of the Company, no such claim or litigation has been threatened. Since January 1, 2022, the Company has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence claims or complaints reported to the Company relating to current and/or former employees of the Company or third-parties who interacted with current and/or former employees of the Company. With respect to each such claim or complaint found to have potential merit, the Company has taken reasonable corrective action. Further, to the Knowledge of the Company, since January 1, 2022, no allegations of sexual harassment have been made against any individual in his or her capacity as director or an employee of the Company.

(k) As of the date hereof and since January 1, 2022, there have been no material audits of the Company Group by any Authority, under any applicable federal, state or local occupational safety and health Law and Orders (collectively, “OSHA”) against the Company Group, nor have there been any related charges, fines, or penalties, and the Company Group has been in compliance in all material respects with OSHA.

5.19 Withholding. Except as disclosed on Schedule 5.19, all reasonably anticipated obligations of the Company Group with respect to employees of the Company Group (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business consistent with past practices), whether arising by operation of Law, or by contract, for salaries, bonuses and vacation pay/paid time off to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company or accrued on the Required Financial Statements prior to the Closing Date.

5.20 Employee Benefits.

(a) Schedule 5.20(a) sets forth a correct and complete list of all Plans and indicates which Plans are PEO Sponsored Plans. With respect to each Plan that is not a PEO Sponsored Plan, the Company has made available to Parent or its counsel a true and complete copy, to the extent applicable, of: (i) each writing constituting a part of such Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three (3) most recent annual reports on Form 5500 and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto; (iv) the most recent annual financial and actuarial reports; (v) the most recent determination or advisory letter received by the Company from the Internal Revenue Service regarding the tax-qualified status of such Plan and (vi) the three (3) most recent written results of all required compliance testing.

(b) No Plan is (i) subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company, or any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries.

(c) With respect to each Plan that is intended to qualify under Section 401(a) of the Code, such Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, including its related trust, has received a determination letter (or may rely upon opinion letters in the case of any prototype plans) from the Internal Revenue Service that it is so qualified and that its trust is exempt from Tax under Section 501(a) of the Code, and nothing has occurred with respect to the operation of any such Plan that could cause the loss of such qualification or exemption.

(d) There are no pending or, to the Knowledge of the Company, threatened Actions against or relating to the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any Plan with respect to the operation of such Plan (other than routine benefits claims). No Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Authority.

(e) Each Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company has been established, administered and funded in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. There is not now, nor, to the Knowledge of the Company, do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. All premiums due or payable with respect to insurance policies funding any Plan have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Annual Financial Statements.

(f) None of the Plans, and with respect to each PEO Sponsored Plan, with respect to employees, provide retiree health or life insurance benefits, except as may be required by COBRA. There has been no violation of the “continuation coverage requirement” of “group health plans” as set forth in COBRA with respect to any Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, to which such continuation coverage requirements apply.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company with respect to any Plan; (ii) increase any benefits otherwise payable under any Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(h) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in all material respects in documentary compliance with, and has been administered in all material respects in compliance with, Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder.

(i) Each Plan, and with respect to each PEO Sponsored Plan, to the Knowledge of the Company, that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act and no circumstances of noncompliance exist that could result in the imposition of any tax, penalty or fine thereunder.

(j) All Plans subject to the laws of any jurisdiction outside of the United States (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

5.21 Real Property.

(a) Except as set forth on Schedule 5.21, the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company Group leases any real property or right in any Real Property. The Company Group has provided to Parent accurate and complete copies of all Leases for the main offices in each country that it operates. The Company Group has good, valid and subsisting title to its respective leasehold estates in the research, manufacturing, and office facilities described on Schedule 5.21, free and clear of all Liens. The Company Group has not materially breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company Group has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company Group’s obligations thereunder has been granted by the lessor; (v) the Company Group has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company Group or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a material default or event of default by the Company Group thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company Group has not exercised early termination options, if any, under such Lease. The Company Group holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located or other Permitted Liens. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company Group is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each leased Real Property. To the Knowledge of the Company, the Company Group does not owe any brokerage commission with respect to any Real Property.

5.22 Tax Matters. Except as set forth on Schedule 5.22,

(a) Each member of the Company Group (i) has filed (or caused to be filed) all income and other material Tax Returns which were required to have been filed by it under applicable Law, and all such Tax Returns are true, correct and complete in all material respects, and (ii) has paid all material Taxes (whether or not shown on such Tax Returns) which have become due and payable by it under applicable Law.

(b) There is no Action that is ongoing or proposed in writing to any member of the Company Group by a Taxing Authority with respect to a material amount of Taxes of any member of the Company Group. No statute of limitations in respect of the assessment or collection of any Taxes of any member of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect.

(c) Each member of the Company Group has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to have been withheld or collected by it in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(d) No member of the Company Group has requested any private letter ruling from the IRS (or any comparable ruling from any other Taxing Authority).

(e) There are no Liens (other than Permitted Liens) for a material amount of Taxes upon any of the assets of any member of the Company Group.

(f) No member of the Company Group has received any written claim from a Taxing Authority in a jurisdiction where it has not paid any Tax or filed Tax Returns asserting that it is or may be subject to Tax in such jurisdiction, which claim has not been resolved, and no member of the Company Group has a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

(g) No member of the Company Group is a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a Contract (i) of which only members of the Company Group are parties or (ii) that was entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(h) The Company has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(i) No member of the Company Group has any material liability for the Taxes of any other Person (other than any member of the Company Group): (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (ii) as a transferee or successor or (iii) otherwise by operation of applicable Law (other than liabilities in respect of any Contract entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(j) No member of the Company Group has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(k) No member of the Company Group will be required to include any material item of income in, or exclude any material item of deduction from, the determination of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting prior to the Closing; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing; (iii) any installment sale or open sale transaction disposition made prior to the Closing; or (iv) any prepaid amount received prior to the Closing outside the ordinary course of business.

(l) No member of the Company Group has, in any year for which the applicable statute of limitations remains open, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(m) The Company currently conducts a business. Such business is the Company’s “historic business” within the meaning of Treasury Regulation Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent the Surviving Corporation from continuing the “historic business” of the Company or from using a “significant portion” of the Company’s “historic business assets” in a business following the Acquisition Merger, as such terms are used in Treasury Regulation Section 1.368-1(d).

(n) The Company is not an “investment company” as such term is used in Section 368(a)(2)(F) of the Code.

(o) To the Knowledge of the Company, there are no facts, circumstances or plans, and no member of the Company Group has taken or agreed to take any action, in each case not contemplated by this Agreement or any Ancillary Agreement, that, either alone or in combination, would reasonably be expected to prevent the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.

(p) The Company is properly treated as an association taxable as a corporation for U.S. federal income Tax purposes.

5.23 Environmental Laws. The Company Group has complied and is in compliance with all Environmental Laws in all material respects, and there are no Actions pending or, to the Knowledge of the Company, threatened against the Company Group alleging any failure to so comply. The Company Group has not (a) received any written notice of any alleged claim, violation of or liability under any Environmental Law nor any written claim of potential liability with regard to any Hazardous Material, which has not heretofore been cured or for which there is any remaining liability; (b) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Material; arranged for the disposal, discharge, storage or release of any Hazardous Material; or exposed any employee or other individual or property to any Hazardous Material so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; or (c) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Material Activity. There are no Hazardous Materials in, on or under any properties owned, leased or used at any time by the Company Group that could give rise to any liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

5.24 Finders’ Fees. Except as set forth on Schedule 5.24, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of its respective Affiliates who might be entitled to any fee or commission from the Company Group, Merger Sub, Parent or any of its respective Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

5.25 Directors and Officers. Schedule 5.25 sets forth a true, correct and complete list of all directors and officers of the Company as of the date hereof.

5.26 Anti-Money Laundering Laws.

(a) The Company Group currently is and, since January 1, 2022, has been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(b) Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), is or is acting under the direction of, on behalf of or for the benefit of a Person that is, (i) the subject of Sanctions Laws or identified on any sanctions or similar lists administered by an Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) the target of any Sanctions Laws; (iii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; or (iv) an officer or employee of any Authority or public international organization, or officer of a political party or candidate for political office. Neither the Company Group nor, to the Knowledge of the Company, any Representative of the Company Group (acting on behalf of the Company Group), (A) has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Company Group has not received written notice of, nor, to the Knowledge of the Company, any of its Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

5.27 Insurance. All insurance policies owned or held by and currently insuring the Company Group are set forth on Schedule 5.27, and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company Group or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The insurance policies to which the Company Group is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company Group is a party or by which the Company Group is bound. Since January 1, 2022, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company Group.

5.28 Related Party Transactions. Except as set forth on Schedule 5.28, as contemplated by this Agreement or as provided in the Annual Financial Statements, no Affiliate of the Company Group, current or former director, manager, officer or employee of any Person in the Company Group or any immediate family member or Affiliate of any of the foregoing (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group, (b) owns any asset, property or right, tangible or intangible, which is used by the Company Group, or (c) is a borrower or lender, as applicable, under any Indebtedness owed by or to the Company Group since January 1, 2022, in each case in excess of $120,000.

5.29 No Trading or Short Position. None of the Company Group or any of its managers and officers, members and employees has engaged in any short sale of Parent’s voting stock or any other type of hedging transaction involving Parent’s securities (including, without limitation, depositing shares of Parent’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Parent’s securities).

5.30 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.31 Regulatory Permits; Compliance With Healthcare Laws.

(a)    The Company, its Subsidiaries, its Representatives, and the Company Products are in compliance in all material respects with all Healthcare Laws, and the Company and its Subsidiaries holds all Regulatory Permits, if any, which are necessary for the operation of its business currently conducted. All Regulatory Permits are valid and in full force and effect. To the knowledge of the Company, (i) no Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit held by the Company or any of its Subsidiaries, if any, and (ii) each third party that is a manufacturer, contractor or agent for the Company or any of its Subsidiaries is in compliance in all material respects with all Regulatory Permits, if any, and all applicable Healthcare Laws insofar as they pertain to the Company Products.

(b) Neither the Company nor any of its Subsidiaries has, nor, to the Company’s knowledge, have any of their Representatives acting on their behalf, received any written notice that the FDA or any other Governmental Entity responsible for oversight or enforcement of any applicable Healthcare Law, or any institutional review board (or similar body responsible for oversight of human subjects research) or institutional animal care and use committee (or similar body responsible for oversight of animal research), has initiated, or threatened to initiate, any Action to restrict or suspend preclinical or nonclinical research on, or clinical study of, any Company Product or in which the Governmental Entity alleges or asserts a failure to comply with any applicable Healthcare Laws.

(c) Neither the Company nor any of its Subsidiaries is a business associate, as such term is defined in 45 C.F.R. § 160.103, as amended. Neither the Company nor any of its Subsidiaries or Representatives is, or in the last five (5) years has been, in material violation of HIPAA. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is, or has been, under investigation by any Governmental Entity for a violation of HIPAA, including receiving any notices from the United States Department of Health and Human Services Office for Civil Rights relating to any such violations.

(d) The Company is, and for the last three (3) years has been, in material compliance with, and each Company Product subject to regulation by the FDA or other similar Governmental Entity, has been researched, developed, tested, manufactured, prepared, assembled, packaged, labeled, stored, handled, advertised, promoted, marketed, distributed, imported, procured, exported, and/or processed, in each case, to the extent such activities are conducted by the Company, in material compliance with all applicable Healthcare Laws.

(e) There are no Actions pending or, to the Company’s knowledge, threatened, with respect to any alleged violation by the Company or any of its Subsidiaries or, to the Company’s knowledge, any of their Representatives acting for or on their behalf, of the United States Federal Food, Drug, and Cosmetic Act (the “FDCA”) or any other applicable Healthcare Law as it relates to the Company or a Company Product, and neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any of their Representatives acting on their behalf, is party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement order or similar Contract with or imposed by any Governmental Entity related to any applicable Healthcare Law that applies to the transactions contemplated by this Agreement or any Ancillary Agreement.

(f) Neither the Company nor any of its Subsidiaries or Representatives has, nor as it relates to the Company or its Subsidiaries or any Company Product, to the Company’s knowledge, has any Person engaged by the Company or any of its Subsidiaries for contract research, consulting or other collaboration services with respect to any Company Product, made any untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity responsible for enforcement or oversight with respect to applicable Healthcare Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity including adverse events or other safety information related to Company Products.

(g) All non-clinical, preclinical and clinical investigations conducted or being conducted with respect to all Company Products by or at the direction of the Company or any of its Subsidiaries have been and are being conducted in material compliance with all applicable Law, including all applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices. For the past three (3) years, no such trials or investigations conducted by or on behalf of the Company has been subject to any clinical hold or any other proceeding or action requiring or requesting termination, suspension, or material modification of such investigations by the FDA or other Governmental Entity. All data and services the Company generates from its non-clinical, preclinical, and clinical investigations and the data and services the Company provides for purposes of research or development of pharmaceutical, biological, or medical device products are in material compliance with applicable Law, including, as applicable, 21 C.F.R. Part 11 and other laws pertaining to data security and data standards.

(h) None of the Company, its Subsidiaries or any of their directors, officers or employees, and, to the Company’s knowledge, none of the Company’s or its Subsidiaries’ individual independent contractors or other service providers, including clinical trial investigators, coordinators, or monitors, (i) have been or are currently disqualified, excluded or debarred under; (ii) to the Company’s knowledge, are currently subject to an investigation or Action that would reasonably be expected to result in disqualification, exclusion or debarment, the assessment of civil monetary penalties for violation of any health care programs of any Governmental Entity under, or (iii) have been convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility under: applicable Healthcare Laws, including, (A) debarment under 21 U.S.C. Section 335a or any similar Law (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar Law, or (C) exclusion under 48 CFR Subpart Section 9.4, the System for Award Management Nonprocurement Common Rule. None of the Company, its Subsidiaries or any of their current or former directors, officers or employees, and, to the Company’s knowledge, none of the Company’s or its Subsidiaries’ individual independent contractors or other service providers to the extent acting on behalf of the Company or any of its Subsidiaries have been subject to any consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Entity related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation of controlled substances.

(i) All material reports, documents, claims, permits, fees, and notices required to be filed, maintained, paid, or furnished to the FDA or any similar foreign Governmental Entity by the Company or any of its Subsidiaries have been so filed, maintained, paid or furnished on a timely basis, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, all such reports, documents, claims, permits, fees and notices were complete and accurate in all material respects on the date submitted (or were corrected or supplemented by a subsequent submission).

5.32 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the time of the Parent Shareholder Meeting or at the effective date of the Registration Statement, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT PARTIES

Except as disclosed in the Parent SEC Documents filed with or furnished to the SEC and publicly available in unredacted form no later than the second day prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is reasonably apparent from the content of such Parent SEC Documents, but excluding any risk factor disclosures or other similar cautionary or predictive statements therein), it being acknowledged that nothing disclosed in such Parent SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 6.1, 6.3, 6.8 or 6.12, Parent and each of Parent Parties when formed, hereby represent and warrant to the Company that:

6.1 Corporate Existence and Power. Parent is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Acquirer, when formed, will be an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub, when formed, will be an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Acquirer and Merger Sub will not hold any material assets or incurred any material liabilities, and will not carry on any business activities other than in connection with the Mergers. Each of the Parent Parties has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Parent has made and, in the case of the Acquirer and Merger Sub, will, upon its formation, make available to Company, prior to the date of this Agreement, complete and accurate copies of the Organizational Documents of the Parent Parties, in each case as amended to the date hereof.

6.2 Merger Sub. Merger Sub will be formed solely for the purpose of engaging in the transactions and activities contemplated by this Agreement. Either Acquirer or a wholly owned (direct or indirect) Subsidiary of Acquirer will, upon the formation of Merger Sub, own, beneficially and of record, all of the outstanding shares of Merger Sub.

6.3 Corporate Authorization. Each of the Parent Parties has (and in the case of the Acquirer and Merger Sub, upon execution of a joinder to this Agreement, will have) all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, in the case of the Mergers, subject to receipt of the Parent Shareholder Approval. The execution and delivery by each of the Parent Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Parent Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Parent Party, save for the receipt of the Parent Shareholder Approval. No other corporate proceedings on the part of such Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement (other than the Parent Shareholder Approval) or the Ancillary Agreements. This Agreement and the Ancillary Agreements to which such Parent Party is a party have been duly executed and delivered by such Parent Party and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto (other than a Parent Party), this Agreement and the Ancillary Agreements to which such Parent Party is a party constitute a legal, valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with their respective terms, subject to the Enforceability Exceptions.

6.4 Governmental Authorization. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement by a Parent Party or the consummation by a Parent Party of the transactions contemplated hereby and thereby requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for (a) any SEC or Nasdaq filings and approval required to consummate the transactions contemplated hereunder, (b) the filing of the BVI Articles of Merger (and any other documents required by the BVI Business Companies Act) with the BVI Registry in connection with the Reincorporation Merger, (c) the filing of the Cayman Plan of Reincorporation Merger and Cayman Plan of Acquisition Merger (and any other documents required by the Cayman Companies Act in connection with the Reincorporation Merger and Acquisition Merger, respectively), and the filing of the Reincorporation Merger Surviving Company Memorandum and Articles and in respect of the change of name of the Reincorporation Merger Surviving Company, in each case, with the Cayman Registrar, and (d) any filing required pursuant to the HSR Act.

6.5 Non-Contravention. The execution, delivery and performance by a Parent Party of this Agreement or the consummation by a Parent Party of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational or constitutive documents of the Parent Parties, (b) contravene or conflict with or constitute a violation of any provision of any Law or any Order binding upon the Parent Parties, (c) (i) require consent, approval or waiver under, (ii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), (iii) violate, (iv) give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of a Parent Party or to a loss of any material benefit to which a Parent Party is entitled, in the case of each of clauses (i) – (iv), under any provision of any Permit, Contract or other instrument or obligations binding upon a Parent Party or any of its respective properties, rights or assets, (d) result in the creation or imposition of any Lien (except for Permitted Liens) on any Parent Party’s properties, rights or assets, or (e) require any consent, approval or waiver from any Person pursuant to any provision of the Organizational Documents of any Parent Party, except for such consent, approval or waiver which shall be obtained (and a copy provided to the Company) prior to the Closing, except in the case of clauses (c) – (e) as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

6.6 Finders’ Fees. Except for the Persons identified on Schedule 6.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent Parties or their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

6.7 Issuance of Shares. The Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, and each such share comprising the Merger Consideration shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of Acquirer. The Merger Consideration shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

6.8 Capitalization.

(a) As of the date of this Agreement, Parent is authorized to issue a maximum of 500,000,000 Parent Ordinary Shares, with a par value of US$0.0001 each of a single class, of which 19,366,075 Parent Ordinary Shares (inclusive of Parent Ordinary Shares included in any outstanding Parent Units) are issued and outstanding. As of the date of this Agreement, 14,950,000 Parent Public Warrants (inclusive of Parent Public Warrants included in any outstanding Parent Units) are issued and outstanding. No other shares of Parent or other voting securities of Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Business Companies Act, Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. All outstanding Parent Warrants have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Enforceability Exceptions and are not subject to, and were not issued in violation of, any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Business Companies Act, Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All outstanding Parent Units, Parent Ordinary Shares, and Parent Warrants have been issued in compliance with all applicable securities and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the organizational or constitutional documents of Parent.

(b) Upon formation, Merger Sub shall have an authorized share capital of US$50,000 divided into 500,000,000 ordinary shares, par value $0.0001 per share (the “Merger Sub Ordinary Share”), of which one (1) Merger Sub Ordinary Share will be issued and outstanding at such time. No other shares or other voting securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding Merger Sub Ordinary Share(s) will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Merger Sub’s Organizational Documents or any contract to which Merger Sub will be a party or by which Merger Sub will be bound. Except as will be set forth in Merger Sub’s Organizational Documents, there will be no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Merger Sub Ordinary Share(s) or any share capital or equity of Merger Sub. There will be no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) Upon formation, Acquirer shall have an authorized share capital of US$50,000 divided into 500,000,000 Acquirer Ordinary Shares, of which one (1) Acquirer Ordinary Share will be issued and outstanding at such time. No other shares or other voting securities of Acquirer will be issued, reserved for issuance or outstanding. All issued and outstanding Acquirer Ordinary Shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Acquirer’s Organizational Documents or any contract to which Acquirer will be a party or by which Acquirer will be bound. Except as will be set forth in Acquirer’s Organizational Documents, there will be no outstanding contractual obligations of Acquirer to repurchase, redeem or otherwise acquire any Acquirer Ordinary Shares or any capital equity of Acquirer. There will be no outstanding contractual obligations of Acquirer to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.9 Information Supplied. None of the information supplied or to be supplied by the Parent Parties expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Ancillary Agreements, if applicable, will, at the date of filing or mailing, at the time of the Parent Shareholder Meeting or at the Effective Time, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or included in the Parent SEC Documents, the Additional Parent SEC Documents, the SEC Statement or any Other Filing).

6.10 Trust Fund. As of August 28, 2024, Parent has at least $160,166,724.15 in the trust fund established by Parent for the benefit of its public shareholders (the “Trust Fund”) in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company (the “Trustee”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement dated as of July 24, 2023, between Parent and the Trustee (as amended, the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, except as may be limited by the Enforceability Exceptions, and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person (other than public shareholders of Parent holding Parent Ordinary Shares sold in Parent’s IPO who shall have elected to redeem their Ordinary Shares pursuant to the Parent Articles) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and the Parent Articles. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the Knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would reasonably be expected to constitute such a material default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Parent has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time and subject to the approval by Parent and the holders of Parent Ordinary Shares, (i) the obligations of Parent to dissolve or liquidate pursuant to the Parent Articles shall terminate, and (ii) Parent shall have no obligation whatsoever pursuant to the Parent Articles to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated by this Agreement. Following the Effective Time, no shareholder of Parent (other than the underwriters of the IPO or Authority for Taxes) shall be entitled to receive any amount from the Trust Account except to the extent a Parent’s public shareholder shall have elected to tender its Parent Ordinary Shares for redemption pursuant to the Parent Articles (or in connection with an extension of Parent’s deadline to consummate a “Business Combination” as such term is defined in the Parent Articles).

6.11 Listing. The Parent Ordinary Shares, Parent Units, and Parent Warrants are listed on Nasdaq, with trading tickers “KVAC,” “KVACU” and “KVACW.”

6.12 Board Approval.

(a) Parent’s Board of Directors (including any required committee or subgroup of such board) has unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of Parent and its shareholders, (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the Parent Articles and (iv) recommended to the Parent’s shareholders to adopt and approve each of the Parent Proposals (“Parent Board Recommendation”). Such resolutions have not been modified or rescinded by Parent’s Board of Directors.

(b) Each of the Board of Directors of Acquirer and of Merger Sub will, on or shortly after the date of each such company’s formation, unanimously (i) declare the advisability of the transactions contemplated by this Agreement and (ii) determine that the transactions contemplated hereby are in the best interests of its sole shareholder. Once adopted, such resolutions will not be modified or rescinded by the respective Acquirer's Board of Directors and Merger Sub’s Board of Directors.

6.13 Parent SEC Documents and Financial Statements.

(a) Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since July 24, 2023 under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will use reasonable best efforts to file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company true and complete copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) Business Days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year that Parent was required to file such a form, (ii) Parent’s Quarterly Reports on Form 10-Q for each fiscal quarter of Parent beginning with the first quarter Parent was required to file such a form, (iii) all proxy statements relating to Parent’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.13) filed by Parent with the SEC since July 24, 2023 (the forms, reports, registration statements and other documents referred to in clauses (i) through (v) above, whether or not available through EDGAR, collectively, as they have been amended, revised or superseded by a later filing, the “Parent SEC Documents”).

(b) Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the SEC Statement or Other Filing.

(c) As used in this Section 6.13, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC in accordance with applicable SEC rules.

(d) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its IPO, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with U.S. GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.

(e) Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Since its IPO, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Ordinary Shares or prohibit or terminate the listing of Parent Ordinary Shares on Nasdaq or prohibit the transfer of the listing to Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Ordinary Shares under the Exchange Act.

(g) The Parent SEC Documents contain true and complete copies of the applicable Parent Financial Statements. Except as disclosed in the Parent SEC Documents, the Parent Financial Statements (i) are complete and accurate and fairly present, in conformity with U.S. GAAP under the standards of the PCAOB applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of Parent as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with U.S. GAAP under the standards of the PCAOB applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(h) Except (i) as specifically disclosed, reflected or fully reserved against in the Parent Financial Statements or disclosed in Parent SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business since Parent’s incorporation and (iii) liabilities that would not reasonably be expected to have a Material Adverse Effect in respect of Parent Parties, there are no liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to Parent.

(i) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with U.S. GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(j) Since its incorporation, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s Knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s Knowledge or (iii) Fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

6.14 Certain Business Practices. Neither Parent nor any Representative of Parent has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials, employees or political parties or campaigns, (c) violated any provision of the Foreign Corrupt Practices Act of 1977 or (d) made any other unlawful payment. Neither Parent nor any director, officer, agent or employee of Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of Parent) has, since the IPO, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Parent or assist Parent in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to (i) adversely affect the business of Parent and (ii) subject Parent to suit or penalty in any private or governmental Action.

6.15 Anti-Money Laundering Laws. The operations of Parent are and have at all times been conducted in compliance with the Money Laundering Laws, and no Action involving Parent with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened.

6.16 Affiliate Transactions. Except as described in Parent SEC Documents, there are no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Parent or any of its Subsidiaries, on the other hand.

6.17 Compliance with Laws.

(a) No Parent Party nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of a Parent Party, is in violation in any material respect of, and, to the Knowledge of Parent, since the IPO, no such Person has failed to be in compliance in all material respects with, all material Laws and Orders. Since the IPO, (i) to the Knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or be likely to result in a violation by any Parent Party of, or failure on the part of the Parent Party to comply with, or any material liability suffered or incurred by any Parent Party in respect of any violation of or material noncompliance with, any Laws, Orders or policies by Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and (ii) no Action is pending, or to the Knowledge of Parent, threatened, alleging any such violation or noncompliance by a Parent Party. Since the IPO, the Parent Parties have not been threatened in writing or, to Parent’s Knowledge, orally to be charged with, or given written or, to Parent’s Knowledge, oral notice of any material violation of any Law or any judgment, order or decree entered by any Authority.

(b) Neither of the Parent Parties nor, to the Knowledge of Parent, any Representative or other Person acting on behalf of the Parent Parties is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

6.18 Absence of Certain Changes. From the date of the latest balance sheet included in the Parent Financial Statements until the date of this Agreement, (a) the Parent Parties have conducted their respective businesses in the ordinary course and in a manner consistent with past practices; and (b) there has not been any Material Adverse Effect in respect of Parent Parties.

6.19 Litigation. There is no (a) Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or that affects its or their assets or properties, or (b) Order outstanding against Parent or any of its Subsidiaries or that affects its or their assets or properties. Neither Parent nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to Parent and its Subsidiaries.

6.20 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.

6.21 Tax Matters.

(a) Each Parent Party (i) has filed (or caused to be filed) all income and other material Tax Returns which were required to have been filed by it under applicable Law, and all such Tax Returns are true, correct and complete in all material respects, and (ii) has paid all material Taxes (whether or not shown on such Tax Returns) which have become due and payable by it under applicable Law.

(b) There is no Action that is ongoing or proposed in writing to any Parent Party by a Taxing Authority with respect to a material amount of Taxes of any Parent Party. No statute of limitations in respect of the assessment or collection of any Taxes of any Parent Party for which a Lien may be imposed on any assets of any Parent Party has been waived or extended (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect.

(c) Each Parent Party has withheld or collected and paid over to the applicable Taxing Authority all material Taxes required to have been withheld or collected by it in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(d) No Parent Party has requested any private letter ruling from the IRS (or any comparable ruling from any other Taxing Authority).

(e) There are no Liens (other than Permitted Liens) for a material amount of Taxes upon any of the assets of any Parent Party.

(f) No Parent Party has received any written claim from a Taxing Authority in a jurisdiction where it has not paid any Tax or filed Tax Returns asserting that it is or may be subject to Tax in such jurisdiction, which claim has not been resolved, and no Parent Party has a permanent establishment (within the meaning of an applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized or incorporated.

(g) No Parent Party is a party to any Tax sharing, Tax indemnity or Tax allocation Contract (other than a Contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes).

(h) Parent has not been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent). No Parent Party has any material liability for the Taxes of any other Person (other than any other Parent Party): (1) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), (2) as a transferee or successor or (3) otherwise by operation of applicable Law (other than liabilities in respect of any Contract entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes).

(i) No Parent Party has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2).

(j) No Parent Party will be required to include any material item of income in, or exclude any material item of deduction, from the determination of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-US. income Tax Law) by reason of a change in method of accounting prior to the Closing; (ii) any “closing agreement” described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law) executed prior to the Closing; (iii) any installment sale or open sale transaction disposition made prior to the Closing; or (iv) any prepaid amount received prior to the Closing outside the ordinary course of business.

(k) No Parent Party has, in any year for which the applicable statute of limitations remains open, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) Merger Sub will be formed solely to effect the Acquisition Merger. From its formation until the Closing, Merger Sub at all times will be a wholly-owned, first-tier subsidiary of Acquirer.

(m) No Parent Party has any present plan or intention to sell or otherwise dispose of any material assets of the Company acquired in the Acquisition Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code and the Treasury Regulations promulgated thereunder.

(n) No Parent Party has a present plan or intention to (i) to discontinue or cause the discontinuation of every significant “historic business” line (within the meaning of Treasury Regulation Section 1.368-1(d)(2)) of the Company and (ii) to discontinue the use or cause the discontinuation of the use of a significant portion of the Company’s “historic business assets” (within the meaning of Treasury Regulation Section 1.368-1(d)(3)) in a business.

(o) Each of the Parent Parties is properly treated as an association taxable as a corporation for U.S. federal income Tax purposes.

(p) To the Knowledge of each Parent Party, there are no facts, circumstances or plans, and no Parent Party has taken or agreed to take any action, in each case not contemplated by this Agreement or any Ancillary Agreement, that, either alone or in combination, would reasonably be expected to prevent the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment or the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.

6.22 Employees; Benefit Plans (a). Except as set forth on Schedule 6.22, Parent does not have and has never had any employees. Parent has no unsatisfied material liability with respect to any employee. Parent has never and does not currently maintain, sponsor, contribute to or have any direct or indirect liability under any Plan, and neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will: (a) result in or trigger any payment (including severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of Parent; or (b) result in the acceleration of the time of payment or vesting of any such employee benefits. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s) give rise to any amount that would not be deductible by Parent by reason of Section 280G of the Code with respect to any amount paid or payable under a Plan or any other arrangement entered into by Parent or its Affiliates prior to the Closing Date.

ARTICLE VII
COVENANTS OF THE PARTIES PENDING CLOSING

7.1 Conduct of the Business.

(a) The Company covenants and agrees that, except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 7.1(a), from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company Group shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 7.1(a) or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without Parent’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), neither the Company shall nor shall the Company permit any of its Subsidiaries to:

(i) amend, modify or supplement its certificate of incorporation, memorandum and articles of association, or bylaws or other organizational or governing documents except as contemplated hereby, or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) other than in the ordinary course of business, amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way or relinquish any material right under, any Material Contract;

(iii) other than in the ordinary course of business consistent with past practice, modify, amend or enter into any contract, agreement, lease, license or commitment, including for capital expenditures, that extends for a term of one year or more or obligates the payment by the Company of more than $1,500,000 individually;

(iv) make any capital expenditures in excess of $1,000,000 (individually or in the aggregate);

(v) sell, lease, license, or otherwise dispose of any of the Company’s material assets (other than Intellectual Property), except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;

(vi) other than in the ordinary course of business, sell, lease, license or otherwise dispose of any Company Owned IP;

(vii) (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any shareholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any material term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(viii) modify the Company’s currently existing capitalization table other than (1) grants of any new Company Options or Company RSUs or (2) pursuant to a Plan as in existence as of the date hereof;

(ix) subject to Section 7.1(a)(xvii) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness including drawings under the lines of credit in excess of an aggregate principal amount of $5,000,000 or such lesser amount if the aggregate principal amount of such new Indebtedness together with the aggregate principal amount all other Indebtedness of the Company would exceed $5,000,000 other than intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(x) suffer or incur any new Lien, except for Permitted Liens, on the Company’s assets;

(xi) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company, or write off or make reserves against the same (other than in the ordinary course of business consistent with past practice);

(xii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(xiii) terminate or allow to lapse any insurance policy protecting any of the Company’s material assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;

(xiv) institute, settle or agree to settle any Action before any Authority, in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes material injunctive or other material non-monetary relief on such party;

(xv) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down in any material respect the value of its assets;

(xvi) change its principal place of business or, except as contemplated herein, jurisdiction of organization;

(xvii) (A) issue, redeem or repurchase any shares of Company Capital Stock or other securities of the Company, or any securities exchangeable for or convertible into any shares of Company Capital Stock or other securities of the Company, or (B) enter into any agreement with any Person with respect to the sale or issuance of any Company Capital Stock or other securities of the Company or any securities exchangeable for or convertible into any shares of Company Capital Stock or other securities of the Company, except in each case, in connection with the (1) exercise of rights under the terms of any of the Company Future Convertible Loans or Company RSUs, or (2) any Company equity financing of up to $50,000,000 in the aggregate;

(xviii) (A) make, change or revoke any material Tax election; (B) compromise any material claim, notice, audit report or assessment in respect of Taxes; (C) enter into any Tax allocation, Tax sharing or Tax indemnity Contract (other than a Contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (D) surrender or forfeit any right to claim a material Tax refund; or (E) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Acquisition Intended Tax Treatment;

(xix) enter into any material transaction with or distribute or advance any material assets or property to any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xx) other than as required by Law or by a Plan, (A) materially increase the compensation or benefits of any employee of the Company at the level of manager or above, except for annual compensation increases in the ordinary course of business consistent with past practices, (B) accelerate the vesting or payment of any compensation or benefits of any employee or service provider of the Company, (C) enter into, amend or terminate any Plan (or any plan, program, agreement or arrangement that would be a Plan if in effect on the date hereof), (D) make any loan to any present or former employee or other individual service provider of the Company, other than advancement of expenses in the ordinary course of business consistent with past practices, (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or (F) adopt any severance or retention Plan or policy;

(xxi) fail to duly observe and conform to any applicable Laws and Orders; or

(xxii) agree or commit to do any of the foregoing.

(b) Each Parent Party covenants and agrees that, except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 7.1(b), during the Interim Period, Parent shall conduct its business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices and use its commercially reasonable efforts to preserve intact its business and assets. Without limiting the generality of the foregoing, and except as expressly contemplated by this Agreement or the Ancillary Agreements, or as required by applicable Law, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, without the Company’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), no Parent Party shall:

(i) amend, modify or supplement the Parent Articles or the Trust Agreement except as contemplated hereby or to extend the time Parent has to complete a business combination (including, in connection therewith, to amend the amount of any extension fee to be paid to the Trust Account in the future), or engage in any reorganization, reclassification, liquidation, dissolution or similar transaction;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any material way or relinquish any material right under, any material contract, agreement, lease, license or other right or asset of Parent, as applicable;

(iii) modify, amend or enter into any contract, agreement, lease, license or commitment, that extends for a term of one year or more or obligates the payment by of more than $150,000 (individually or in the aggregate);

(iv) make any capital expenditures;

(v) except for redemption by Parent of Parent Ordinary Shares and Parent Units held by its public shareholders pursuant to the Parent Articles, (A) pay, declare or promise to pay any dividends, distributions or other amounts with respect to its capital stock or other equity securities; (B) pay, declare or promise to pay any other amount to any shareholder or other equityholder in its capacity as such; and (C) except as contemplated hereby or by any Ancillary Agreement, amend any material term, right or obligation with respect to any outstanding shares of its capital stock or other equity securities;

(vi) (A) make any loan, advance or capital contribution to any Person; (B) incur any Indebtedness from and after the date of this Agreement including drawings under lines of credit in excess of an aggregate principal amount of $1,500,000, provided that any such Indebtedness shall provide that any amounts due thereunder, including principal and interest, shall be repaid solely by the issuance of capital stock, other than (1) loans evidenced by promissory notes made to Parent as working capital advances as described in the Prospectus and (2) intercompany Indebtedness; or (C) repay or satisfy any Indebtedness, other than the repayment of Indebtedness in accordance with the terms thereof;

(vii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other Person; make any material investment in any Person; or be acquired by any other Person;

(viii) institute, settle or agree to settle any Action before any Authority, in each case in excess of $100,000 (exclusive of any amounts covered by insurance) or that imposes material injunctive or other material non-monetary relief on such party;

(ix) except as required by U.S. GAAP, make any material change in its accounting principles, methods or practices or write down in any material respect the value of its assets;

(x) except as contemplated herein, change its jurisdiction of organization;

(xi) issue, redeem or repurchase any capital stock, shares, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock, shares or other securities, other than any redemption by Parent of Parent Ordinary Shares and Parent Units held by its public shareholders pursuant to the Parent Articles or as otherwise contemplated herein or in any Ancillary Agreement, or in connection with any PIPE Investment;

(xii) (A) make, change or revoke any material Tax election; (B) compromise any material claim, notice, audit report or assessment in respect of Taxes; (C) enter into any Tax allocation, Tax sharing or Tax indemnity Contract (other than a Contract entered into in the ordinary course of business consistent with past practices, the primary purpose of which is not related to Taxes); (D) surrender or forfeit any right to claim a material Tax refund, or (E) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Reincorporation Intended Tax Treatment or the Acquisition Intended Tax Treatment;

(xiii) except as contemplated herein, enter into any material transaction with any of its Affiliates, other than the payment of salary and benefits in the ordinary course;

(xiv) hire or offer to hire any additional employees, or engage or offer to engage any consultant, independent contractor, or service provider (except for such employees, independent contractors, or service providers who will exclusively perform services for the Parent before and after the Closing);

(xv) fail to duly observe and conform to any applicable Laws and Orders;

(xvi) except in connection with the PIPE Investment or as otherwise contemplated herein or in any Ancillary Agreement, issue any shares, execute agreement with equity investors or otherwise seek additional financing from potential equity or equity-linked investors;

(xvii) engage in any activities or business, other than activities or business (i) currently conducted by Parent of the date of this Agreement (ii) in connection with or incident or related to Parent’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or as contemplated by the Parent SEC Documents, (iii) contemplated by, or incident or related to, this Agreement or the other Ancillary Agreements, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated by this Agreement or (iv) that are (A) administrative or ministerial and (B) immaterial in nature; or

(xviii) agree or commit to do any of the foregoing.

(c) Notwithstanding the foregoing, the Company and Parent, and its Subsidiaries, shall be permitted to take any and all actions required to comply in all material respects with any applicable COVID-19 Measures or any changes thereto.

(d) Nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Outside Closing Date, and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Outside Closing Date. Prior to the Outside Closing Date, each of the Company, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.2 Acquirer Nasdaq Listing. From the date of this Agreement through the Closing, Acquirer shall apply for, and shall use reasonable best efforts to cause, Acquirer Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq or Alternate Exchange and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

7.3 No trading in Parent Ordinary Shares. The Company acknowledges and agrees that each of the Company and its Subsidiaries is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Parent (except with the prior written consent of Parent), take any other action with respect to Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

7.4 Exclusivity.

(a) During the Interim Period, neither the Company, on the one hand, nor Parent, on the other hand, shall, and such Persons shall cause each of their respective Representatives not to, without the prior written consent of the other party (which consent may be withheld in the sole and absolute discretion of the party asked to provide consent), directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) approve, recommend or enter into any Alternative Transaction or any contract or agreement related to any Alternative Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing; provided, however, that the act of informing Persons of the provisions of this Section 7.4, or of the existence of this Agreement, will not be deemed to “encourage,” “solicit,” “initiate,” “engage” or “participate” for purposes of, or otherwise constitute a violation of this Section 7.4(a). Immediately following the execution of this Agreement, the Company, on the one hand, and Parent, on the other hand, shall, and shall cause each of their Representatives, to terminate any existing discussion or negotiations with any Persons other than the Company or Parent, as applicable, concerning any Alternative Transaction. Each of the Company and Parent shall be responsible for any acts or omissions of any of its respective Representatives that, if they were the acts or omissions of the Company or Parent, as applicable, would be deemed a breach of such party’s obligations hereunder (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company or Parent, as applicable, may have against such Representatives with respect to any such acts or omissions). For purposes of this Agreement, the term “Alternative Transaction” means any of the following transactions involving the Company or Parent, or Parent’s Subsidiaries, (other than the transactions contemplated by this Agreement or the Ancillary Agreements): (A) any merger, consolidation, share exchange, business combination or other similar transaction, (B) with respect to the Company, any sale, lease, exchange, transfer or other disposition of all or a material portion of the assets of the Company or its Subsidiaries (other than sales of inventory in the ordinary course of business) or any of the capital stock or other equity interests of the Company or its Subsidiaries in a single transaction or series of transactions or (C) with respect to Parent, any other Business Combination.

(b) In the event that there is an unsolicited proposal for, or an indication of interest in entering into, an Alternative Transaction, communicated in writing to the Company or Parent or any of their respective Representatives (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within three (3) Business Days after receipt thereof) advise the other parties to this Agreement, orally and in writing, of such Alternative Proposal and the material terms and conditions thereof (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company and Parent shall keep each other informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. As used herein with respect to Parent, the term “Alternative Proposal” shall not include the receipt by Parent of any unsolicited communications (including the receipt of draft non-disclosure agreements) in the ordinary course of business inquiring as to Parent’s interest in a potential target for a business combination; provided, however, that Parent shall inform the person initiating such communication of the existence of this Agreement.

7.5 Access to Information. During the Interim Period, the Company and Parent shall each, use its commercially reasonable efforts to, (a) upon reasonable prior written notice and during regular business hours, continue to give the other party, its legal counsel and its other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and its other Representatives such information relating to the business of the Company or Parent as such Persons may reasonably request and (c) cause its employees, legal counsel, accountants and other Representatives to reasonably cooperate with the other party in its investigation of the Business (in the case of the Company) or the business of Parent (in the case of Parent); provided, that no investigation pursuant to this Section 7.5 (or any investigation made prior to the date hereof) shall affect any representation or warranty given by the Company or Parent; and provided, further, that any investigation pursuant to this Section 7.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary expressed or implied in this Agreement, neither party shall be required to provide the access described above or disclose any information to the other party if doing so is, in such party’s reasonable judgement, reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any Contract to which it is a party or to which it is subject or applicable Law. During the Interim Period, Parent, Acquirer and Merger Sub each hereby agree to not, and to not permit any of its respective Representatives or Affiliates to, contact or communicate with the employees, customers, providers, licensors, collaborators, service providers or suppliers of the Company Group without the prior consultation with and prior written approval of an executive officer of the Company, which prior written approval shall not be unreasonably withheld, delayed or conditioned.

7.6 Formation of Parent Parties. As promptly as practicable after the date hereof, Parent shall cause each of Acquirer and Merger Sub to be incorporated under the Laws of the Cayman Islands. Upon incorporation, each of Acquirer and Merger Sub shall sign a joinder agreement to this Agreement in form and substance reasonably agreed by the parties, agreeing to be bound by this Agreement as if parties hereto on the date hereof.

7.7 Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other party of:

(a) any notice from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company (or Parent, post-Closing) to any such Person or create any Lien on any of the Company’s or Parent’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or, to the Knowledge of Parent or the Company, as applicable, threatened against, relating to or involving or otherwise affecting either party or any of their shareholders or their equity, assets or business or that relate to the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) any written notice from Nasdaq with respect to the listing of the Acquirer Securities;

(e) if it obtains Knowledge of the occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result in a Material Adverse Effect; and

(f) if it obtains Knowledge of any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE X not to be satisfied.

7.8 Registration Statement/Proxy Statement; Other Filings.

(a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall jointly prepare and cause to be filed with the SEC, and with all other applicable regulatory bodies, mutually acceptable proxy materials for the purpose of soliciting proxies from holders of Parent Ordinary Shares sufficient to obtain Parent Shareholder Approval at a meeting of holders of Parent Ordinary Shares to be called and held for such purpose (the “Parent Shareholder Meeting”). Such proxy materials shall be in the form of a proxy statement (the “Proxy Statement”), which shall be included in a Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto (the “Registration Statement”), filed by Parent with the SEC, which shall also include a prospectus (such prospectus, together with the Proxy Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) pursuant to which the Acquirer Ordinary Shares issuable in the Mergers shall be registered. Parent shall promptly respond to any SEC comments on the Registration Statement.  Parent also agrees to use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees, as promptly as reasonably practicable, to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the preparation of the Proxy Statement/Prospectus, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”).

(b) Parent (i) shall permit the Company and its counsel to review and comment on the Registration Statement and Proxy Statement/Prospectus and any exhibits, amendments or supplements thereto (or other related documents); (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Registration Statement and Proxy Statement/Prospectus or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Registration Statement and Proxy Statement/Prospectus, and, in each case, shall consult with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company. Parent will use its reasonable best efforts to permit the Company’s counsel to participate in any calls, meetings or other communications with the SEC or its staff. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto has been filed with the SEC and the time when the Registration Statement declared effective or any stop order relating to the Registration Statement is issued.

(c) As soon as practicable following the date on which the Registration Statement is declared effective by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Ordinary Shares and, pursuant thereto, shall call the Parent Shareholder Meeting in accordance with its Organizational Documents, the applicable Nasdaq rules and the applicable Laws of the British Virgin Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other proposals presented to the holders of Parent Ordinary Shares for approval or adoption at the Parent Shareholder Meeting.

(d) Parent shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act, the applicable Nasdaq rules and all applicable Laws of the British Virgin Islands, in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus (or any amendment or supplement thereto), as applicable, the solicitation of proxies under the Proxy Statement/Prospectus and the calling and holding of the Parent Shareholder Meeting. Without limiting the foregoing, Parent shall ensure that each of the Registration Statement, as of the effective date of the Registration Statement, and the Proxy Statement/Prospectus, as of the date on which it is first distributed to the holders of Parent Ordinary Shares, and as of the date of the Parent Shareholder Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, as applicable, will not as of the effective date of the Registration Statement and the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to the holders of Parent Ordinary Shares or at the time of the Parent Shareholder Meeting contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to Parent or the Company or any other information furnished by Parent, Acquirer, Merger Sub or the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, which would make the preceding two sentences incorrect, should be discovered by Parent, Acquirer, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Parent Ordinary Shares (provided that notwithstanding any provision of this Agreement, the Company shall not be responsible for, nor have any obligation to Parent or any other Person with respect to, the accuracy or completeness of anything set forth in the Registration Statement or the Proxy Statement/Prospectus, other than information exclusively relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement/Prospectus). In connection therewith, Parent, Acquirer, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Articles and applicable securities laws, rules and regulations, including the BVI Business Companies Act and rules and regulations of Nasdaq, in the Proxy Statement/Prospectus, Parent shall seek from the holders of Parent Ordinary Shares the approval the following proposals: (i) the adoption and approval of this Agreement and the Ancillary Agreements to which the Parent is a party and the transactions contemplated hereby or thereby and other related matters; (ii) the Reincorporation Merger and the relevant plan of merger in accordance with the BVI Business Companies Act and the Cayman Companies Act; (iii) adoption and approval of the amendment and restatement of the Organizational Documents, including the change of Reincorporation Merger Surviving Corporation's name to “Medera Inc.” and any separate or unbundled proposals as are required to implement the foregoing; (iv) approval of the members of the Board of Directors of Reincorporation Merger Surviving Corporation immediately after the Closing; (v) approval of the issuance of Acquirer Ordinary Shares in connection with the Mergers under applicable exchange listing rules; (vi) approval of the Acquirer Equity Incentive Plan; (the proposals set forth in the foregoing clauses (i) through (vii), the “Required Parent Proposals”); (viii) all required approvals under Nasdaq rules of the issuance of Acquirer Ordinary Shares in connection with any financing in connection with the transactions contemplated hereunder; (ix) approval to adjourn the Parent Shareholder Meeting, if necessary; and (x) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Mergers as reasonably determined by the Company and Parent (the proposals set forth in the forgoing clauses (i) through (x) collectively, the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to “clear” comments from the SEC and the Registration Statement to become effective as promptly as reasonably practicable thereafter. As soon as practicable after the Proxy Statement is “cleared” by the SEC, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Ordinary Shares (but in any event within twenty (20) Business Days of the later of (i) the receipt and resolution of SEC comments with respect to the Proxy Statement/Prospectus and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act). The Offer Documents shall provide the public shareholders of Parent with the opportunity to redeem all or a portion of their Parent Ordinary Shares, at a price per share equal to the pro rata share of the funds in the Trust Account, all in accordance with and as required by the Parent Articles, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC (the “Offer”). In accordance with the Parent Articles, the proceeds held in the Trust Account will first be used for the redemption of the Parent Ordinary Shares held by Parent’s public shareholders who have elected to redeem such shares.

(g) Parent shall call and hold the Parent Shareholder Meeting as promptly as practicable after the effective date of the Registration Statement for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its shareholders proxies in favor of the approval and adoption of the Reincorporation Merger and this Agreement and the other Parent Proposals. Parent’s Board of Directors shall recommend that the holders of Parent Ordinary Shares vote in favor of the Parent Proposals. Parent may postpone or adjourn the Parent Shareholder Meeting (A) to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approvals or (B) for the absence of a quorum.

(h) The Company acknowledges that a substantial portion of the Proxy Statement/ Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be reasonably requested by Parent for inclusion in or attachment to the Proxy Statement/ Prospectus, and that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/ Prospectus or responses to comments from the SEC or its staff in connection therewith. In connection with the preparation and filing of the Registration Statement and any amendments thereto, the Company shall reasonably cooperate with the Parent and shall make their directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(i)   Except as otherwise required by applicable Law, Parent covenants that none of Parent, Parent’s Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of Parent, Parent’s Board of Directors or any committee thereof to withdraw or modify, in any manner adverse to the Company, the Parent Board Recommendation.

(j)   Notwithstanding anything else to the contrary in this Agreement or any Ancillary Agreements, Parent may make any public filing with respect to the Merger to the extent required by applicable Law, provided that prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company.

7.9 Trust Account. Upon satisfaction or waiver of the conditions set forth in ARTICLE X and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, Parent (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to public holders of Parent Ordinary Shares, (2) at the Closing, pay any unpaid Company Transaction Expenses and Parent Transaction Expenses to the applicable Persons entitled thereto and (3) pay all remaining amounts then available in the Trust Account to Parent or the Surviving Corporation for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as provided therein. To the extent the amounts available in the Trust Account are not sufficient to pay any of the amounts described in subparagraphs (1) through (3) of this Section 7.9 Parent will pay such amounts with such funds as it shall have obtained through financing arrangements obtained as contemplated by this Agreement.

7.10 Payment of Sponsor Allocated Deferred Underwriting Discount. Upon satisfaction or waiver of the conditions set forth in ARTICLE X, Sponsor shall have paid the Sponsor Allocated Deferred Underwriting Discount.

7.11 Obligations of Acquirer and Merger Sub. Parent shall take all action necessary to cause Acquirer and Merger Sub to perform their obligations under this Agreement and to consummate the transactions contemplated under this Agreement, upon the terms and subject to the conditions set forth in this Agreement.

7.12 Cooperation with Regulatory Approvals. Parent and the Company each will, and Parent and the Company will cause each of their respective Affiliates to, use reasonable best efforts to comply as promptly as practicable with all legal requirements which may be imposed on it under any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement. Each party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Parent and the Company agree not to, and Parent and the Company agree to cause each of its Affiliates not to, extend any waiting period under the HSR Act and other applicable Antitrust Laws or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate as soon as practicable, any of the Transactions contemplated by this Agreement except with the prior written consent of the non-requesting party, which consent may be withheld in the sole discretion of the non-requesting party. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Authority with respect to Antitrust Laws regarding the transactions contemplated by this Agreement; (ii) permit each other to review reasonably in advance any proposed substantive written communication to any such Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions under Antitrust Laws; (iv) not agree to participate in any substantive meeting or discussion with any such Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement with respect to Antitrust Laws unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Authority, gives the other party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications (and memoranda setting forth the substance of all substantive oral communications) between such party and, and in the case of Parent, its Subsidiaries (if applicable) and their respective Representatives and advisors, on one hand, and any such Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated by this Agreement with respect to Antitrust Laws; provided that materials required to be supplied pursuant to this section may be redacted (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this Section 7.11 as “Outside Counsel Only”. In no event shall a party be obligated to bear any material expense, pay any material fee or grant any material concession in connection with obtaining any such approvals; provided, however, that (A) Parent and the Company shall be equally responsible for any HSR Act filing fee and any filing required under any other Antitrust Laws; and (B) each party shall bear its own out-of-pocket costs and expenses in connection with the preparation of any such approvals. Nothing in this Section 7.11 obligates any party or any of its Affiliates to agree to (i) sell, license, or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of the Company or any of its Subsidiaries or any entity, facility or asset of such party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign, or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except (i) as expressly contemplated by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth in the disclosure schedules delivered by the Company to Parent, or (iv) with such other parties’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VIII
COVENANTS OF THE COMPANY

8.1 Reporting; Compliance with Laws; No Insider Trading.

(a) During the Interim Period, the Company shall duly observe and conform in all material respects to all applicable Law and Orders.

(b) The Company shall not, and it shall direct its Representatives to not, directly or indirectly, (i) purchase or sell (including entering into any hedge transaction with respect to) any Parent Ordinary Shares, Parent Units, or Parent Warrants, except in compliance with all applicable securities Laws, including Regulation M under the Exchange Act; (ii) use or disclose or permit any other Person to use or disclose any information that Parent or its Affiliates has made or makes available to the Company and its Representatives in violation of the Exchange Act, the Securities Act or any other applicable securities Law; or (iii) disclose to any third party any non-public information about the Company, Parent, the Merger or the other transactions contemplated hereby or by any Ancillary Agreement.

8.2 Company’s Shareholder Approval.

(a) The Company’s Board of Directors shall recommend that the Company Shareholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters (the “Company Board Recommendation”), and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the Company Board Recommendation.

(b) As promptly as reasonably practicable after the effective date of the Registration Statement, and in any event within twenty five (25) Business Days following such date (the “Company Shareholder Approval Deadline”), the Company shall use all commercially reasonable efforts to obtain and deliver to Parent evidence of the Company Shareholder Approval.

8.3 Additional Financial Information. The Company’s consolidated interim financial information for each semi-annual period after the Balance Sheet Date shall be delivered to Parent no later than sixty (60) calendar days following the end of each semi-annual period (the “Required Financial Statements”). All of the financial statements to be delivered pursuant to this Section 8.3 shall be prepared in conformity with U.S. GAAP applied on a consistent basis and in accordance with the standards of the PCAOB for public companies. The Required Financial Statements shall be accompanied by a certificate of the Chief Executive, Financial or Accounting Officer of the Company to the effect that all such financial statements fairly present, in all material respects, the financial position and results of operations of the Company as of the date and for the periods indicated in each such Required Financial Statements, in accordance with U.S. GAAP, and are derived from the books and records of the Company, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide additional Company financial information reasonably requested by Parent for inclusion in the Registration Statement, the Proxy Statement/Prospectus and any Other Filings to be made by Parent with the SEC.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

9.1 Commercially Reasonable Efforts; Further Assurances; Governmental Consents.

(a) Subject to the terms and conditions of this Agreement, including, without limitation, Section 9.1 each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, or as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement, including using its reasonable best efforts to (i) obtain all necessary actions, nonactions, waivers, consents, approvals and other authorizations from all applicable Authorities prior to the Effective Time; (ii) avoid an Action by any Authority, and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

(b) Subject to applicable Law, each of the Company and Parent agrees to (i) reasonably cooperate and consult with the other regarding obtaining and making all notifications and filings with Authorities, (ii) furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) keep the other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices and other communications received by such party from, or given by such party to, any third party or any Authority with respect to such transactions, (iv) permit the other party to review and incorporate the other party’s reasonable comments in any communication to be given by it to any Authority with respect to any filings required to be made with, or action or nonactions, waivers, expirations or terminations of waiting periods, clearances, consents or orders required to be obtained from, such Authority in connection with execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (v) to the extent reasonably practicable, consult with the other in advance of and not participate in any meeting or discussion relating to the transactions contemplated by this Agreement, either in person or by telephone, with any Authority in connection with the proposed transactions unless it gives the other party the opportunity to attend and observe; provided, however, that, in each of clauses (iii) and (iv) above, that materials may be redacted (A) to remove references concerning the valuation of such party and its Affiliates, (B) as necessary to comply with contractual arrangements or applicable Laws, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) During the Interim Period, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Action (including derivative claims) relating to this Agreement, any of the Ancillary Agreements or any matters relating thereto commenced against Parent, any of the Parent Parties or any of its or their respective Representatives in their capacity as a representative of a Parent Party or against the Company (collectively, the “Transaction Litigation”). Parent shall control the negotiation, defense and settlement of any such Transaction Litigation brought against Parent, Acquirer, Merger Sub or members of the boards of directors of Parent, Acquirer, or Merger Sub and the Company shall control the negotiation, defense and settlement of any such Transaction Litigation brought against the Company or the members of its board of directors; provided, however, that in no event shall the Company or Parent settle, compromise or come to any arrangement with respect to any Transaction Litigation, or agree to do the same, without the prior written consent of the other party not to be unreasonably withheld, conditioned or delayed; provided, that it shall be deemed to be reasonable for Parent (if the Company is controlling the Transaction Litigation) or the Company (if Parent is controlling the Transaction Litigation) to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of each Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if the Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation, (B) provides for any non-monetary, injunctive, equitable or similar relief against any Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) or (C) contains an admission of wrongdoing or liability by a Parent Party (if the Company is controlling the Transaction Litigation) or the Company and related parties (if Parent is controlling the Transaction Litigation) and its respective Representative that is the subject of such Transaction Litigation. Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other.

9.2 Compliance with SPAC Agreements. Parent shall (a) comply with the Trust Agreement, the Parent Warrant Agreement, and the Parent Underwriting Agreement, and (b) enforce the terms of the letter agreement, dated as of July 24, 2023, by and among Parent, the Sponsor and each of the officers and directors of Parent named therein.

9.3 Confidentiality. Except as necessary to complete the SEC Statement, the other Offer Documents or any Other Filings, the Company, on the one hand, and Parent, Acquirer, and Merger Sub, on the other hand, shall comply with the Confidentiality Agreement.

9.4 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director, of the Company or its Subsidiaries, or Parent and Parent Parties and Persons who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or Parent, as provided in their respective Organizational Documents or in any indemnification agreements shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Acquirer shall cause the Organizational Documents of Acquirer and its Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses than are set forth as of the date of this Agreement in the Organizational Documents of, with respect to Parent, Parent, and with respect to the Surviving Corporation, the Company, as applicable, to the extent permitted by applicable Law.

(b) Prior to the Closing, the Company shall work with Parent to obtain directors’ and officers’ liability insurance for Parent, Acquirer and the Company that shall be effective as of Closing through Parent’s insurance broker. And will cover (i) those Persons who were directors and officers of the Company and Parent prior to the Closing and (ii) those Persons who will be the directors and officers of Acquirer and its Subsidiaries (including the Surviving Corporation after the Effective Time) at and after the Closing on terms not less favorable than the better of (x) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (y) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq or an Alternate Exchange, as applicable, which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Company.

(c) The provisions of this Section 9.4 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company or Parent for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) Prior to the Effective Time, the Company shall obtain and fully pay the premium for a six year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies, for claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms (other than premiums payable) substantially equivalent to the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby.

9.5 Parent Public Filings; Nasdaq. During the Interim Period, Parent will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws, and shall use its reasonable best efforts prior to the Closing to maintain the listing of the Parent Ordinary Shares, the Parent Units and the Parent Warrants on Nasdaq. During the Interim Period, Parent shall use its reasonable best efforts to cause (a) Parent’s initial listing application with Nasdaq or an Alternate Exchange, to be agreed mutually by Parent and the Company, in connection with the transactions contemplated by this Agreement to have been approved; (b) all applicable initial and continuing listing requirements of Nasdaq or an Alternate Exchange, as applicable, to be satisfied; and (c) the Parent Ordinary Shares, including the shares comprising the Merger Consideration, and the Parent Warrants to be approved for listing on Nasdaq or an Alternate Exchange, as applicable, subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement and in any event prior to the Effective Time. The Company shall provide information reasonably requested by Parent with respect to such Nasdaq or Alternate Exchange application and otherwise cooperate with Parent to obtain and maintain such listing.

9.6 Certain Tax Matters.

(a) Each of Parent and Acquirer (i) shall use its reasonable best efforts to cause the Reincorporation Merger to qualify for the Reincorporation Intended Tax Treatment, and (ii) has not taken and will not take (and will not permit or cause any of its Affiliates to take), any action not contemplated by this Agreement or any Ancillary Agreement (or knowingly fail to take, or fail to cause any Affiliate to take, any action required by this Agreement or any Ancillary Agreement), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment. Each of Parent, Acquirer, Merger Sub, the Company and the Surviving Corporation (i) shall use its reasonable best efforts to cause the Acquisition Merger to qualify for the Acquisition Intended Tax Treatment, and (ii) has not taken and will not take (and will not permit or cause any of its Affiliates to take) any action not contemplated by this Agreement or any Ancillary Agreement (or knowingly fail to take, or fail to cause any Affiliate to take, any action required by this Agreement or any Ancillary Agreement), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment. For avoidance of doubt, nothing in this Section (a) shall be interpreted to override, or require any Party to modify, the economic or commercial terms contemplated by this Agreement or any Ancillary Agreement or to take other similar actions.

(b) Each of Parent, Acquirer, Merger Sub, the Company and the Surviving Corporation and their respective Affiliates shall cause all applicable Tax Returns to be filed consistent with (i) the Reincorporation Intended Tax Treatment and (ii) the Acquisition Intended Tax Treatment (including, in each case, attaching the statement described in Treasury Regulation Section 1.368-(a) on or with its Tax Return for the taxable year of the Reincorporation Merger and of the Acquisition Merger, as applicable), and shall take no position inconsistent with the Reincorporation Intended Tax Treatment or the Acquisition Intended Tax Treatment, as applicable (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to (x) promptly notify all other Parties of any challenge to the Reincorporation Intended Tax Treatment or Acquisition Intended Tax Treatment by any Taxing Authority and (y) reasonably cooperate with each other and their respective counsel to document and provide factual support for the Reincorporation Intended Tax Treatment or Acquisition Intended Tax Treatment, as applicable, including by reasonably cooperating to provide customary representation letters.

(c)  This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d) Notwithstanding the foregoing provisions of this Section 9.6 or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Reincorporation Merger for the Reincorporation Intended Tax Treatment or the Acquisition Merger for the Acquisition Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Merger Effective Time or the Effective Time of the Acquisition Merger has or may have on any such reorganization status. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify for the Reincorporation Intended Tax Treatment or the Acquisition Merger is determined not to qualify for the Acquisition Intended Tax Treatment.

(e) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by Acquirer, unless the Transfer Taxes are imposed in connection with the Acquisition Merger and are an obligation of Company shareholders under applicable Law, in which case such Transfer Taxes shall be borne by the applicable Company shareholders. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the other Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good faith to use commercially reasonable efforts to minimize the amount of any such Transfer Taxes.

(f)   In the event the SEC requires a tax opinion regarding: (i) the Reincorporation Intended Tax Treatment, Acquirer shall use its reasonable best efforts to cause Loeb & Loeb LLP (or such other counsel as may be reasonably acceptable to Parent) to deliver such tax opinion to Acquirer, or (ii) the Acquisition Intended Tax Treatment, the Company shall use its reasonable best efforts to cause Hogan Lovells US LLP (or such other counsel as may be reasonably acceptable to the Company and Acquirer) to deliver such tax opinion to the Company, in each case, subject to customary representations, covenants, assumptions and limitations. Each Party shall use its reasonable best efforts to execute and deliver customary factual representation letters as the applicable tax advisor may reasonably request in form and substance satisfactory to such tax advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any Party regarding the Acquisition Intended Tax Treatment and Hogan Lovells US LLP shall not be required to provide any opinion to any Party regarding the Reincorporation Intended Tax Treatment.

(g) Acquirer shall provide to each Company shareholder who is required to file a gain recognition agreement under Section 367(a) of the Code and the regulations thereunder in order to avoid gain recognition on the Acquisition Merger for U.S. federal income tax purposes any information or assistance reasonably requested by such Company shareholder to enable such Company shareholder to prepare and file such gain recognition agreement and any related forms or returns.

(h) Following the Closing, Acquirer shall use commercially reasonable efforts to make available to those shareholders of Parent prior to the Mergers who are U.S. taxpayers such information that is reasonable available to Acquirer and is reasonably necessary for any such shareholder (or former shareholder) to compute the income (if any) of such shareholder (or former shareholder), or its direct or indirect owners, arising, if applicable, as a result of a determination by Acquirer that either Parent or Acquirer was a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for any Tax year of Parent or Acquirer beginning on or before the date of the Acquisition Merger, and each subsequent Tax year of Acquirer, including any information reasonably necessary to file IRS Form 8621 (including, if applicable, any information reasonably necessary to make a qualified electing fund election), if applicable, with respect to any such Tax year; provided, however, (i) there can be no assurance of, and Acquirer makes no representation as to, the accuracy of any such termination, and (ii) there can be no assurance that Acquirer will timely provide such required information.

(i) Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing or amendment of Tax Returns and any Tax proceedings of the Surviving Corporation, Parent, Acquirer, Merger Sub or the Company. Such cooperation shall include the retention and (upon the other Party’s request) the making available (with the right to make copies) of records and information reasonably relevant to any such Tax Return or Tax proceeding and the use of commercially reasonably efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, in each case at the cost of the requesting Party.

(j) Notwithstanding anything to the contrary in this Agreement, Parent, Acquirer, the Company, the Surviving Corporation, their respective Affiliates and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration or other amounts otherwise payable to any Person pursuant to this Agreement (whether payable in cash or otherwise) such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law (as reasonably determined by the applicable withholding agent). Any such amounts so deducted and withheld shall be properly remitted to, and in the form required by, the appropriate Taxing Authority. To the extent that amounts are so deducted and withheld and are paid over to the appropriate Taxing Authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Without limiting the foregoing, other than with respect to compensatory payments, Parent and Acquirer shall use, and shall cause the Company, the Surviving Corporation, any respective Affiliates and any other applicable withholding agents to use, commercially reasonable efforts to provide recipients of consideration or other payments under this Agreement a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholding.

9.7 Incentive Plan. Prior to the effective date of the Registration Statement, Acquirer shall adopt a new equity incentive plan in a form mutually agreed to by the Company and Parent (the “Acquirer Equity Incentive Plan”). The Acquirer Equity Incentive Plan shall have such number of shares available for issuance equal to fifteen percent (15%) of the Acquirer Ordinary Shares to be issued and outstanding immediately after the Closing.

9.8   PIPE Investment.

(a) The parties shall use commercially reasonable efforts to obtain the PIPE Investment and consummate the transactions contemplated by the Subscription Agreements on the terms described therein.

(b) The Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the arrangement of any PIPE Investment, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of Parent (including in the case of clauses (x) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by Parent, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the financial statements and such other financial information regarding the Company as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company, (iv) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in Parent’s efforts to obtain the PIPE Investment and market the transactions contemplated by this Agreement.

9.9   Section 16 Matters. Prior to the Effective Time, each of the Company and Parent and their respective Boards of Directors (or any duly formed committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act)) shall take all such steps as may be required or as may be reasonably necessary or advisable (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Parent Ordinary Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to Rule 16b-3 promulgated under the Exchange Act.

ARTICLE X
CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction or written waiver (where permissible) by Parent and the Company of all the following conditions:

(a) No provisions of any applicable Law and no Order shall restrain or prohibit or impose any condition on the consummation of the transactions contemplated hereby, including the Merger.

(b) (i) All applicable waiting periods, if any, under the HSR Act with respect to the Merger shall have expired or been terminated, and (ii) each consent, approval or authorization of any Authority required of Parent, its Subsidiaries, or the Company to consummate the Merger set forth on Schedule 10.1(b) shall have been obtained and shall be in full force and effect.

(c) No Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable.

(d) Each of Acquirer and Merger Sub shall have been formed or incorporated and shall have executed a joinder to this Agreement;

(e) The Company Shareholder Approval shall have been obtained;

(f)   Each of the Required Parent Proposals shall have been approved at the Parent Shareholder Meeting;

(g) Acquirer’s initial listing application with Nasdaq or an Alternate Exchange, as applicable, in connection with the transactions contemplated by this Agreement shall have been conditionally approved and, immediately following the Effective Time, Acquirer shall satisfy any applicable initial and continuing listing requirements of Nasdaq or an Alternate Exchange, as applicable, and Acquirer shall not have received any notice of non-compliance therewith, and the shares comprising the Merger Consideration shall have been approved for listing on Nasdaq or an Alternate Exchange, as applicable.

(h) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC that remains in effect and no proceeding seeking such a stop order shall have been initiated by the SEC and not withdrawn.

(i)   Certain Company Shareholders shall have entered into and delivered to Parent a lock-up agreement, substantially in the form attached hereto as Exhibit D (the “Lock-Up Agreement”), pursuant to which each such Company Shareholder has agreed to a lock up on the Acquirer Ordinary shares held by such holder, as further provided in the Lock-Up Agreement.

10.2 Conditions to Obligations of Parent, Acquirer, and Merger Sub. The obligation of Parent, Acquirer, and Merger Sub to consummate the Closing is subject to the satisfaction, or the waiver in Parent’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by the Company at or prior to the Closing Date.

(b) The representations and warranties of the Company contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Company Fundamental Representations and the Company Material Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date) except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct that would not in the aggregate have or reasonably be expected to have a Material Adverse Effect in respect of the Company.

(c) The Company Fundamental Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) The Company Material Representations (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date).

(e) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of the Company that is continuing.

(f)   Parent shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of the Company certifying the accuracy of the provisions of the foregoing clauses (a), (b), (c), (d) and (e) of this Section 10.2.

(g) Parent shall have received a certificate, dated as of the Closing Date, signed by the Secretary or director of the Company attaching true, correct and complete copies of (i) the Company Charter; (ii) copies of resolutions duly adopted by the Board of Directors of the Company authorizing this Agreement, the Cayman Plan of Acquisition Merger, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby and evidence of the Company Shareholder Approval; and (iii) a certificate of good standing of the Company, issued by the Cayman Registrar.

(h) Each of the Company and the Company Securityholders, as applicable, shall have executed and delivered to Parent a copy of each Ancillary Agreement to which the Company or such Company Securityholder, as applicable, is a party.

(i)   The Company shall have obtained each Company Consent set forth on Schedule 10.2(i).

(j)   Each of the employees of the Company listed in Schedule 10.2(j) shall have entered into employment agreements, effective as of the Closing Date, in form and substance as reasonably agreed upon by Parent and the Company.

10.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver in the Company’s sole and absolute discretion, of all of the following further conditions:

(a) Parent, Acquirer, and Merger Sub shall each have duly performed or complied with, in all material respects, all of its respective obligations hereunder required to be performed or complied with (without giving effect to any materiality or similar qualifiers contained therein) by Parent or Merger Sub, as applicable, at or prior to the Closing Date.

(b) The representations and warranties of Parent, Acquirer, and Merger Sub contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect), other than the Parent Fundamental Representations, shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct at and as of such earlier date), except, in each case, for any failure of such representations and warranties (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) to be so true and correct would not in the aggregate have or be reasonably expected to have a Material Adverse Effect in respect of Parent, Acquirer, or Merger Sub and their ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) The Parent Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent that any such representation and warranty is expressly made as of a specific date, in which case such representation and warranty shall be true and correct at and as of such specific date), other than de minimis inaccuracies.

(d) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect in respect of Parent that is continuing.

(e) The Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Parent accuracy of the provisions of the foregoing clauses (a), (b), (c) and (d) of this Section 10.3.

(f)   The Company shall have received a certificate, dated as of the Closing Date, signed by a director or officer of Parent attaching true, correct and complete copies of resolutions duly adopted by the Board of Directors of Parent authorizing this Agreement, the Ancillary Agreements to which Parent is a party and the transactions contemplated hereby and thereby and the Parent Proposals.

(g) The Company shall have received a certificate, dated as of the Closing Date, signed by a director of Acquirer and Merger Sub attaching true, correct and complete copies of (i) copies of resolutions duly adopted by the Board of Directors and sole shareholder of Acquirer and Merger Sub authorizing this Agreement, the Ancillary Agreements to which Merger Sub is a party and the transactions contemplated hereby and thereby and (ii) a certificate of good standing of Acquirer and Merger Sub.

(h) Each of Parent, Sponsor or other shareholder of Parent, as applicable, shall have executed and delivered to the Company a copy of each Ancillary Agreement to which Parent, Sponsor or such other shareholder of Parent, as applicable, is a party.

(i)   The size and composition of the post-Closing Acquirer Board of Directors shall be as set forth in Section 3.7.

(j)   Available Liquidity shall equal or exceed $40,000,000.

ARTICLE XI
TERMINATION

11.1 Termination Without Default.

(a) In the event that (i) the Closing of the transactions contemplated hereunder has not occurred on or before the latest of (A) April 24, 2025 and (B) if Parent’s board of directors has extended the timeline to consummate an initial business combination to a date following April 24, 2025, in accordance with the Parent Articles, the last date for Parent to consummate a Business Combination pursuant to such extensions (the “Outside Closing Date”); and (ii) the material breach or violation of any representation, warranty, covenant or obligation under this Agreement by the party (i.e., Parent, Acquirer or Merger Sub, on one hand, or the Company, on the other hand) seeking to terminate this Agreement was not the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Closing Date, then Parent or the Company, as applicable, shall have the right, at its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by Parent or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(b) In the event an Authority shall have issued an Order or enacted a Law, having the effect of prohibiting the Merger or making the Merger illegal, which Order or Law is final and non-appealable, Parent or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to the Company or Parent if the failure by such party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Authority.

(c) In the event that the Parent Shareholder Meeting has been held (including any adjournment thereof) and has concluded, and the holders of Parent Ordinary Shares have duly voted, and the Parent Shareholder Approval was not obtained, Parent or the Company shall have the right, at its sole option, to terminate this Agreement.

(d) This Agreement may be terminated at any time by mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors.

11.2 Termination Upon Default.

(a) Parent may terminate this Agreement by giving written notice to the Company, without prejudice to any rights or obligations Parent, Acquirer or Merger Sub may have: (i) at any time prior to the Closing Date if (x) the Company shall have breached any representation, warranty, agreement or covenant contained herein to be performed on or prior to the Closing Date; and (y) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by the Company of a written notice from Parent describing in reasonable detail the nature of such breach, provided, however, that Parent is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; (ii) at any time after the Company Shareholder Approval Deadline if the Company has not previously received the Company Shareholder Approval (provided, that upon the Company receiving the Company Shareholder Approval, Parent shall no longer have any right to terminate this Agreement under this clause (ii)); or (iii) the Acquisition Merger does not close before April 27, 2025.

(b) The Company may terminate this Agreement by giving written notice to Parent, without prejudice to any rights or obligations the Company may have, if: (i) Parent shall have breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date, which has rendered or reasonably would render the satisfaction of any of the conditions set forth in Section 10.3(a) or 10.3(b) impossible; and (ii) such breach cannot be cured or is not cured by the earlier of the Outside Closing Date and thirty (30) days following receipt by Parent of a written notice from the Company describing in reasonable detail the nature of such breach, provided, however, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

11.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE XI, then this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to the other parties hereto. The provisions of Section 9.3, this Section 11.3, and ARTICLE XI, and the Confidentiality Agreement, shall survive any termination hereof pursuant to this ARTICLE XI.

ARTICLE XII
MISCELLANEOUS

12.1 Non-Survival. Other than as otherwise provided in the last sentence of this Section 12.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party or its Representatives, except for claims based on Fraud. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Agreement that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Agreement that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Agreement.

12.2 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM on the first Business Day, addressee’s day and time, after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (or, following the Closing, the Surviving Corporation or Acquirer), to:

Medera Inc.

6 Tide Street, 2nd Floor

Boston, Massachusetts 02210

Attention: Ronald Li, Chief Executive Officer
E-mail: ronald.li@medera-biopharm.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

390 Madison Avenue

New York, NY 10017

Attn: Richard Aftanas

E-mail: richard.aftanas@hoganlovells.com

if to Parent, Acquirer or Merger Sub (prior to the Closing):

Keen Vision Acquisition Corporation

37 Greenbriar Drive

Summit, New Jersey 07901

Attention: DAVIDKHANIAN Alex, Chief Financial Officer

E-mail: alex.davidkhanian@kv-ac.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Lawrence Venick

E-mail: lvenick@loeb.com

12.3 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained herein, no party shall seek, nor shall any party be liable for, punitive or exemplary damages under any tort, contract, equity or other legal theory with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.4 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.5 Publicity. Except as required by Law or applicable stock exchange rules and except with respect to the Additional Parent SEC Documents, the parties agree that neither they nor their Representatives shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by Law or applicable stock exchange rules, the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other party reasonable time to comment on such disclosure in advance of its issuance.

12.6 Expenses. The accrued but unpaid Parent Transaction Expenses and Company Transaction Expenses shall be paid by Acquirer at or soon after the Closing and the Sponsor Allocated Deferred Underwriting Discount shall be paid by, and shall be the sole obligation of, the Sponsor. The anticipated Parent Transaction Expenses and Company Transaction Expenses are set forth on Schedule 12.6. Each of Parent and the Company shall prepare and deliver updated Parent Transaction Expenses and Company Transaction Expenses at least five (5) Business Days prior to the Closing Date. If the Closing does not take place, each party shall be responsible for its own expenses.

12.7 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware, save that (i) the provisions of the BVI Business Companies Act and Cayman Companies Act applicable to the authorization, effectiveness and effects of the Reincorporation Merger; and (ii) the applicable law of the British Virgin Islands and Cayman Islands with respect to the statutory and fiduciary duties of the Parent and Acquirer directors, respectively, shall apply. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands: the Acquisition Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in the Company, the cancellation of shares pursuant to the Acquisition Merger, the rights provided in Section 238 of the Cayman Companies Act, the fiduciary duties and other obligations of the Company and the boards of directors of Company and Merger Sub and the internal corporate affairs of the Company and Merger Sub.

12.9 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com).

12.10 Entire Agreement. This Agreement, together with the Ancillary Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. Notwithstanding the foregoing, the Confidentiality Agreement is not superseded by this Agreement or merged herein and shall continue in accordance with its terms, including in the event of any termination of this Agreement.

12.11 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.13 Third Party Beneficiaries. Except as provided in Section 9.4 and Section 12.20, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.14 Waiver. The Company has read the Prospectus and understands that Parent has established the Trust Account for the benefit of the public shareholders of Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of Parent agreeing to enter into this Agreement, the Company, for itself and on behalf of the Company Securityholders, hereby agrees that it does not now and shall not at any time hereafter prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account as a result of, or arising out of, any negotiations, contracts or agreements with Parent and hereby agrees that it will not seek recourse against the Trust Account for any reason.

12.15 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY OF ITS AFFILIATES, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company, any of its Affiliates, any Company Securityholder nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Parent and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent, Acquirer or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V as modified by the Schedules to this Agreement. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company, any Company Securityholder or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Company Securityholder, and are not and shall not be deemed to be relied upon by Parent, Acquirer or Merger Sub in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE V, in each case, as modified by the Schedules to this Agreement. Except for the specific representations and warranties expressly made by the Company in ARTICLE V, in each case as modified by the Schedules: (a) Parent acknowledges and agrees that: (i) neither the Company, the Company Securityholders nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Parent, Acquirer, Merger Sub or their respective Representatives or made available to Parent and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of any Company Securityholder or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE V and subject to the limited remedies herein provided; (b) each of Parent, Acquirer and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company Securityholders and the Company have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company, the Company Securityholders nor any other Person shall have any liability to Parent, Acquirer, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF PARENT, ACQUIRER, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, ACQUIRER, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE VI, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE PARENT SEC DOCUMENTS. Without limiting the generality of the foregoing, neither Parent, Acquirer, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Parent, Acquirer and Merger Sub made available to the Company and the Company Securityholders and their Representatives, including due diligence materials, or in any presentation of the business of Parent by management of Parent or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company and the Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE VI as modified by the Schedules to this Agreement and the Parent SEC Documents. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Parent, Acquirer, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Parent, Acquirer and Merger Sub, and are not and shall not be deemed to be relied upon by the Company or Company Securityholders in executing, delivering and performing this Agreement, the Ancillary Agreement and the transactions contemplated hereby or thereby, in each case except for the representations and warranties set forth in ARTICLE VI, in each case, as modified by the Schedules to this Agreement and the Parent SEC Documents. Except for the specific representations and warranties expressly made by Parent, Acquirer and Merger Sub in ARTICLE VI, in each case as modified by the Schedules and the Parent SEC Documents: (a) the Company acknowledges and agrees that: (i) neither Parent, Merger Sub nor any of their respective Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of Parent, Acquirer, Merger Sub, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of Parent, Acquirer or Merger Sub, the nature or extent of any liabilities of Parent, Acquirer or Merger Sub, the effectiveness or the success of any operations of Parent, Acquirer or Merger Sub or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding Parent, Acquirer or Merger Sub furnished to the Company, the Company Securityholders or their respective Representatives or made available to the Company, the Company Securityholders and their Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of Parent, Acquirer or Merger Sub has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE VI and ARTICLE VI and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Parent, Acquirer and Merger Sub have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of Parent, Acquirer, Merger Sub nor any other Person shall have any liability to the Company, the Company Securityholders or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of Parent or the future business, operations or affairs of Parent.

12.16 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.16.

12.17 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware does not have jurisdiction, a federal court sitting in Wilmington, Delaware) (or any appellate courts thereof), for the purposes of any Action (a) arising under this Agreement or under any Ancillary Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (i) arising under this Agreement or under any Ancillary Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby, (A) any claim that it is not personally subject to the jurisdiction of the courts as described in this Section 12.17 for any reason, (B) that it or its property is exempt or immune from the jurisdiction of any such court or from any Action commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such Party’s respective address set forth in Section 12.2 shall be effective service of process for any such Action.

12.18 Attorneys’ Fees. In the event of any legal action initiated by any party arising under or out of, in connection with or in respect of, this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such action, as determined and fixed by the court.

12.19 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

12.20 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 12.20) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

KEEN VISION ACQUISITION CORPORATION

By:	/s/ WONG, Kenneth K.C.
Name:	WONG, Kenneth K.C.
Title:	Chief Executive Officer

Company:

MEDERA INC.

By:	/s/ Ronald Li
Name:	Ronald Li
Title:	Chief Executive Officer

Solely as to Sections 7.10 and 12.6:

Sponsor:

KVC Sponsor LLC

By:	/s/ WONG, Kenneth K.C.
Name:	WONG, Kenneth K.C.
Title:	Chief Executive Officer